Exhibit 99.1

Movella Inc.

Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm

As of and for the years ended December 31, 2022 and 2021

Movella Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors

Movella Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Movella Inc. and its subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Policy

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for leases as of January 1, 2022, due to the adoption of Accounting Standards Codification No. 842, Leases.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2019.

San Jose, California

March 31, 2023

Consolidated Financial Statements

MOVELLA INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	December 31,
	2022	2021
Current assets:
Cash and cash equivalents	$14,334	$11,166
Accounts receivable, net of allowance for doubtful accounts of $144 and $20 at December 31, 2022 and 2021	6,690	4,478
Inventories	5,164	4,535
Prepaid expenses and other current assets	3,274	2,308
Current assets from discontinued operations	—	291

Total current assets	29,462	22,778
Property and equipment, net	2,361	2,734
Goodwill	36,381	38,584
Intangible assets, net	5,807	20,902
Non-marketable equity securities	25,285	25,000
Right-of-use assets	3,281	—
Deferred tax assets, net	86	—
Capitalized equity issuance costs and other assets	4,265	110

Total assets	$106,928	$110,108

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable	$5,967	$2,528
Accrued expenses and other current liabilities	7,944	5,622
Line of credit and current portion of long-term debt	148	1,353
Current portion of deferred revenue	3,334	2,422
Deferred payout to Kinduct sellers	4,303	5,954
Current liabilities from discontinued operations	—	357

Total current liabilities	21,696	18,236
Long-term portion of term debt	25,649	8,396
Convertible notes, net – related party (Note 16)	6,186	—
Deferred revenue, net of current portion	1,344	1,170
Deferred tax liabilities, net	—	222
Operating lease liabilities and other non-current liabilities	3,088	371

Total liabilities	57,963	28,395

Commitments and contingencies (Note 17)
Mezzanine equity:
Series D-1 convertible preferred stock, $0.0001 par value. 6,562,724 shares authorized, and issued and outstanding at December 31, 2022 and 2021; liquidation preference of $30,000 as of December 31, 2022 and 2021	41,991	39,307
Series A convertible preferred stock, $0.0001 par value. 10,000,000 shares authorized, and issued and outstanding at December 31, 2022 and 2021; liquidation preference of $10,000 as of December 31, 2022 and 2021	9,950	9,950
Series B convertible preferred stock, $0.0001 par value. 11,791,929 shares authorized; 8,747,602 and 8,741,929 shares issued and outstanding at December 31, 2022 and 2021; liquidation preference of $24,816 and $24,800 as of December 31, 2022 and 2021	24,680	24,680

MOVELLA INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

Series C convertible preferred stock, $0.0001 par value. 13,122,055 shares authorized, and issued and outstanding at December 31, 2022 and 2021; liquidation preference of $37,226 as of December 31, 2022 and 2021	37,032	37,032
Series D convertible preferred stock, $0.0001 par value. 7,470,088 shares authorized, and issued and outstanding at December 31, 2022 and 2021; liquidation preference of $31,043 as of December 31, 2022 and 2021	30,780	30,780
Series E convertible preferred stock, $0.0001 par value. 18,024,809 shares authorized; 10,458,755 shares issued and outstanding at December 31, 2022 and 2021; liquidation preference of $43,463 as of December 31, 2022 and 2021	40,750	40,750

Total mezzanine equity	185,183	182,499

Stockholders’ deficit:

Common stock, $0.0001 par value. 95,000,000 shares authorized, 12,751,023 and 9,184,092 shares issued and outstanding at December 31, 2022 and 2021	1	1

Additional paid-in capital	692	—

Accumulated other comprehensive (loss) income	(1,646)	1,431

Accumulated deficit	(142,016)	(109,601)

Total Movella stockholders’ deficit	(142,969)	(108,169)

Non-controlling interest in subsidiaries	6,751	7,383

Total stockholders’ deficit	(136,218)	(100,786)

Total liabilities, mezzanine equity and stockholders’ deficit	$106,928	$110,108

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Years Ended December 31,
	2022	2021
Revenues:
Product	$34,283	$28,848
Service	6,183	5,566

Total revenues	40,466	34,414

Cost of revenues
Product	15,223	12,049
Service	6,071	4,412

Total cost of revenues	21,294	16,461

Gross profit	19,172	17,953

Operating expenses:
Research and development	13,258	14,014
Sales and marketing	12,324	10,710
General and administrative	14,697	12,943
Impairment of intangible assets	7,164	—

Operating expenses	47,443	37,667

Loss from operations	(28,271)	(19,714)
Other income (expense):
Loss on debt extinguishment	(646)	—
Debt issuance costs	(2,389)	—
Revaluation of debt	(300)	—
Interest expense, net	(2,167)	(1,965)
Other income, net	613	2,148

Loss from continuing operations before income taxes	(33,160)	(19,531)
Income tax benefit	(113)	(728)

Net loss from continuing operations	(33,047)	(18,803)
Loss from discontinued operations (net of tax)	—	(156)

Net loss	(33,047)	(18,959)
Net loss attributable to non-controlling interests	(632)	(1,300)

Net loss attributable to Movella Inc.	$(32,415)	$(17,659)
Deemed dividend from accretion of Series D-1 preferred stock	(2,684)	(2,511)

Net loss attributable to common stockholders	$(35,099)	$(20,170)

Net loss per share from continuing operations, basic and diluted	$(3.11)	$(2.20)
Net loss per share from discontinued operations, basic and diluted	$—	$(0.02)
Net loss per share, basic and diluted	$(3.11)	$(2.22)
Weighted average shares outstanding, basic and diluted	11,285,170	9,101,819

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2022	2021
Net loss	$(33,047)	$(18,959)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments, net of tax	(3,077)	(1,456)

Comprehensive loss	(36,124)	(20,415)
Comprehensive loss attributable to non-controlling interests	(632)	(1,300)

Comprehensive loss attributable to Movella Inc.	$(35,492)	$(19,115)

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(In thousands, except share data)

	Redeemable convertible preferred stock		Non-redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Non-controlling interests	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	6,562,724	$36,796	49,792,827	$143,222	9,050,160	$1	$—	$2,887	$(90,500)	$9,847	$(77,765)
Stock-based compensation expense	—	—	—	—	—	—	786	—	—	—	786
Accretion of Series D-1 convertible preferred stock	—	2,511	—	—	—	—	(1,069)	—	(1,442)	—	(2,511)
Issuance cost of Series E preferred stock	—	—	—	(30)	—	—	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	133,932	—	58	—	—	—	58
Issuance of common stock warrants to Eastward	—	—	—	—	—	—	225	—	—	—	225
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1,456)	—	—	(1,456)
Dissolution of TDI entity	—	—	—	—	—	—	—	—	—	(1,164)	(1,164)
Net loss	—	—	—	—	—	—	—	—	(17,659)	(1,300)	(18,959)

Balance, December 31, 2021	6,562,724	39,307	49,792,827	143,192	9,184,092	1	—	1,431	(109,601)	7,383	(100,786)

Stock-based compensation expense	—	—	—	—	—	—	1,699	—	—	—	1,699
Accretion of Series D-1 convertible preferred stock	—	2,684	—	—	—	—	(2,684)	—	—	—	(2,684)
Issuance of common stock for exercise of options	—	—	—	—	3,566,931	—	1,659	—	—	—	1,659
Issuance of common stock warrants to lender	—	—	—	—	—	—	18	—	—	—	18
Issuance of Series B convertible preferred stock for exercise of warrants	—	—	5,673	—	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,077)	—	—	(3,077)
Net loss	—	—	—	—	—	—	—	—	(32,415)	(632)	(33,047)

Balance, December 31, 2022	6,562,724	$41,991	49,798,500	$143,192	12,751,023	$1	$692	$(1,646)	$(142,016)	$6,751	$(136,218)

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(33,047)	$(18,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,919	7,280
Stock-based compensation expense	1,699	786
Provision for excess and obsolete inventories	265	—
Impairment of intangible assets	7,164	—
Loss on disposals of property and equipment	—	24
Unrealized loss (gain) on marketable securities	58	(67)
Accretion of convertible notes, net	369	—
Accretion of Kinduct deferred payout	451	543
Amortization of debt discount and debt issuance costs	371	249
Gain on change in fair value of embedded derivative	(396)	—
Deferred income taxes	(308)	(1,037)
Loss on revaluation of debt	300	—
Loss on debt extinguishment	646	—
Debt issuance costs	2,389	—
Unrealized gain on non-marketable equity securities	(285)	—
Gain from dissolution of TDI entity	—	(665)
Gain on forgiveness of PPP loan	—	(612)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,351)	(1,100)
Inventories	(1,330)	(2,185)
Government subsidy receivable	(1,416)	—
Prepaid expenses and other assets	182	3,342
Other assets	(31)	28
Other receivables	—	1,086
Accounts payable	564	1,157
Accrued expenses and other liabilities	793	(1,189)
Deferred revenue	1,431	401
Other liabilities	13	159

Net cash used in operating activities	(14,550)	(10,759)

Cash flows from investing activities:
Purchase of intangibles	(153)	—
Proceeds from licensing of IP - MEMSIC	—	9,686
Purchases of property and equipment	(600)	(1,877)

Net cash (used in) provided by investing activities	(753)	7,809

Cash flows from financing activities:
Proceeds from term loans and revolving line of credit, net	547	8,298
Net proceeds from Pre-Close Notes	25,000	—

MOVELLA INC.

Consolidated Statements of Cash Flows

(In thousands)

Payment of debt issuance costs	(1,534)	(118)
Repayment of loans using proceeds from Pre-Close Notes	(9,549)	—
Proceeds from issuance of convertible notes	4,873	—
Principal payments of loans	(346)	(14,893)
Payment of deferred payout to Kinduct sellers (Note 17)	(1,000)	—
Payment of debt extinguishment costs	(470)	—
Payment of equity issuance costs in advance of offering	(990)	—
Proceeds from the exercise of stock options	1,659	58
Costs incurred on issuance of Series E preferred stock	—	(30)

Net cash provided by (used in) financing activities	18,190	(6,685)

Effect of foreign exchange rate changes on cash and equivalents	281	(40)

Net increase (decrease) in cash and cash equivalents	3,168	(9,675)
Cash and cash equivalents:
Beginning of year	11,166	20,841

End of year	$14,334	$11,166

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,051	$863
Cash paid for taxes, net of refunds	217	956
Supplemental disclosure of non-cash financing activity:
Accretion of Series D-1 convertible preferred Stock	2,684	2,511
Issuance of convertible notes in exchange for Kinduct deferred payout	1,148	—
Distribution of equity shares to TDI NCI	—	499
Issuance of warrants to lender	18	225
Right-of-use assets obtained in exchange for operating lease liabilities	4,280	—
Debt and equity issuance costs financed through accounts payable or accrued liabilities	3,989	—

The accompanying notes are an integral part of these consolidated financial statements.

MOVELLA INC.

Notes to Consolidated Financial Statements

1.	Overview and Summary of Significant Accounting Policies

Description of Business

Movella is a global full-stack provider of integrated sensors, software, and analytics that enable the digitization of movement. Movella’s solutions accelerate innovation and enable our customers, partners, and users to create extraordinary outcomes. Movella powers real-time character movement in digital environments, transforms movement into digital data that provides meaningful and actionable insights, renders digitized movement to enable the creation of sophisticated and true-to-life animated content, creates new forms of monetizable IP with unique biomechanical digital content, and provides spatial movement orientation and positioning data. Partnering with leading global brands such as Electronic Arts, EPIC Games, 20th Century Studios, Netflix, Toyota, Siemens and over 2,000 customers in total, Movella currently serves the entertainment, health and sports, and automation and mobility markets. Additionally, Movella believes it is well-positioned to provide critical enabling solutions for applications in emerging high-growth markets such as the Metaverse, next-generation gaming, live streaming, digital health, and autonomous robots with recently introduced offerings and products currently in development.

Movella Inc. (the “Company” or “Movella”) was incorporated in the state of Delaware on August 14, 2009. Previously the Company was known as mCube Inc, and on September 27, 2021, the Company was renamed to MovellaTM. The Company is headquartered in Henderson, Nevada and has subsidiaries in the Netherlands, Canada, United States, Taiwan, China, and India.

Merger with Pathfinder Acquisition Corporation

On February 10, 2023 (the “Closing Date”), Movella Holdings Inc., a Delaware corporation (formerly known as Pathfinder Acquisition Corporation (“Pathfinder”)) (“New Movella”), consummated the previously announced business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated October 3, 2022 (the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”) and Movella Inc., a Delaware corporation (“Movella”).

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub merged with and into Movella (the “Merger”), with Movella continuing as the surviving company in the Merger and, after giving effect to the Merger, Movella became a wholly owned subsidiary of New Movella (the time that the Merger became effective being referred to as the “Effective Time”). Pathfinder’s Class A ordinary shares, public warrants and the Pathfinder Units were historically quoted on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PFDR,” “PFDRW,” and “PFDRU,” respectively. On the Closing Date, the Pathfinder Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On February 13, 2023, the New Movella Common Stock and warrants began trading on Nasdaq under the symbols “MVLA” and “MVLAW,” respectively. See Note 18. Subsequent Events for additional information.

The Company’s basis of presentation within these consolidated financial statements do not reflect any adjustments resulting from the closing of the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States (“US GAAP”). Under this method of accounting, Movella Inc. will be treated as the accounting acquirer for financial reporting purposes.

As of December 31, 2022, the Company has incurred $6.5 million of business combination related costs which principally consisted of advisory, legal, other professional fees, debt discount and debt issuance costs. The Company has expensed $2.4 million of these costs upon execution of the Pre-Merger Senior Secured Notes (the “Pre-Close Notes”) while $4.1 million of costs have been capitalized on the consolidated balance sheet within capitalized equity issuance costs and other assets. As of December 31, 2022, $2.5 million of the business combination related costs have been paid out, with $2.8 million recorded within accounts payable and $1.2 million recorded within accrued expenses and other current liabilities.

MOVELLA INC.

Notes to Consolidated Financial Statements

Basis of Presentation and Principles of Consolidation

The information contained herein has been prepared by Movella Inc. (the “Company”) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries, and joint ventures in which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, except otherwise disclosed herein, which are, in the opinion of management, necessary for a fair statement of the results of the periods presented. Certain prior period amounts were reclassified to conform to the current period presentation. These reclassifications did not affect total revenues, costs and expenses, net loss, assets, liabilities or stockholders’ deficit.

On June 30, 2021, the Company dissolved its majority owned subsidiary Ten Degrees, Inc. (“TDI”) subsequent to the asset sale to Inpixon on August 19, 2020.

Liquidity

The Company has prepared its consolidated financial statements assuming that the Company will continue as a going concern. The Company has incurred recurring losses from continuing operations and net cash used in operating activities including a net loss from continuing operations of $33.0 million and net cash used in operating activities of $14.6 million for the year ended December 31, 2022. The Company has cash and cash equivalents of $14.3 million; there are restrictions on the Company’s ability to transfer cash and cash equivalents of $0.7 million held outside of the U.S. by its subsidiaries in China and $1.5 million held by its joint venture entity in China as of December 31, 2022. The continuation of the Company as a going concern is dependent upon, among other things, the continued financial support from its investors to fund operations, the ability of the Company to obtain necessary equity or debt financing, and the attainment of profitable operations.

On February 10, 2023, the Company consummated the Business Combination Agreement with Pathfinder Acquisition Corporation whereby through a series of transactions, the Company received approximately $60.3 million of net cash proceeds after transaction costs. See Note 18. Subsequent Events for additional details. The Note Purchase Agreement also contains a financial covenant requiring the Company and its subsidiaries to achieve positive EBITDA on a consolidated basis for the most recently ended four-quarter period, commencing with the last day of the fiscal quarter ending June 30, 2024 and as of the last day of each fiscal quarter thereafter.

With the cash on hand at December 31, 2022, and the net cash received from the consummation of the Business Combination Agreement with Pathfinder Acquisition Corporation, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.

The Company may seek to raise additional capital, which could be in the form of loans, convertible debt or equity, to fund future operating requirements and capital expenditures. The Company’s liquidity is highly dependent on its ability to increase revenues, control operating costs, and raise additional capital. The Company continues to closely monitor expenses to assess whether any immediate changes are necessary to enhance its liquidity. There can be no assurance that the Company will be able to raise additional capital on favorable terms, or execute on any other means of improving liquidity as described above.

Discontinued Operations

In July 2021, the Company discontinued its components business due to recurring operating losses, per the determination of management and the Company’s Board of Directors. In accordance with Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements – Discontinued Operations, the result of operations and financial positions of the components business have been reclassified to discontinued operations for all periods presented as the exit of the components business represents a strategic shift that had a major effect on the Company’s results of operations. See Note 5. Discontinued Operations for more information.

MOVELLA INC.

Notes to Consolidated Financial Statements

Reclassifications

Certain reclassifications have been made to the Company’s consolidated financial statements for the year ended December 31, 2021, to conform to the current period’s consolidated financial statement presentation. The reclassifications had no impact on total revenues, expenses, assets, liabilities, stockholders’ deficit, cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities for all periods presented.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Such estimates include, but are not limited to, measurement of valuation allowances relating to accounts receivable, inventories and deferred tax assets; estimates of future payouts for customer incentives and allowances and warranties; uncertain tax positions; incremental borrowing rates; fair values of stock-based compensation, embedded derivatives, the pre-close notes, and valuation of common stock, preferred stock and warrants; estimates and assumptions used in connection with business combinations; useful lives of long-lived assets including intangible assets and property and equipment; revenue recognition; and future cash flows used to assess and test for impairment of goodwill and long-lived assets, if applicable. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Due to the Coronavirus (“COVID-19”) pandemic, there has been uncertainty and disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstance that would require a material update to its estimates or judgments or an adjustment of the carrying value of its assets or liabilities as of December 31, 2022. However, these estimates may change as new events occur and additional information is obtained, as well as other factors related to COVID-19 that could result in material impacts to the Company’s consolidated financial statements in future reporting periods.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products as forecasted, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

Foreign Currency Translation and Transactions

The Company predominantly uses the Euro as its functional currency and the United States Dollar as its reporting currency. Assets and liabilities denominated in non-U.S. currencies are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. Revenue, costs and expenses denominated in non-U.S. currencies are recorded in U.S. dollars at the average rates of exchange prevailing during the period. The Company includes gains or losses from foreign currency remeasurement in other income, net in the consolidated statements of operations. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and the Company records the translation of their assets and liabilities into U.S. dollars using the current exchange rate at the balance sheet date as translation adjustments and includes them as a component of accumulated other comprehensive income in the consolidated balance sheets.

MOVELLA INC.

Notes to Consolidated Financial Statements

Segment Reporting

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Accordingly, the Company has determined that it has a single reportable segment and operating segment structure.

Cash and Cash Equivalents

The Company’s cash and cash equivalents include cash held in checking and savings accounts and highly liquid securities with original maturity dates of three months or less from the original date of purchase. Approximately $4.1 million and $5.1 million of the Company’s cash and cash equivalents balance were held outside of the U.S. as of December 31, 2022 and December 31, 2021, respectively. There are restrictions on the Company’s ability to transfer cash and cash equivalents of $0.7 million held outside of the U.S. by its subsidiaries in China and $1.5 million held by its joint venture entity in China as of December 31, 2022.

Debt Instruments

Convertible Notes

The Company evaluates embedded features within convertible notes that will be settled in shares upon conversion under ASC 815 Derivatives and Hedging (“ASC 815”) to determine whether the embedded feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If an embedded derivative is bifurcated from share-settled convertible debt, the Company records the debt component at cost less a debt discount equal to the bifurcated derivative’s fair value. The Company amortizes the debt discount over the life of the debt instrument as additional non-cash interest expense utilizing the effective interest method. The convertible debt and the derivative liability are presented in total on the consolidated balance sheet. The derivative liability will be remeasured at each reporting period with changes in fair value recorded in the consolidated statements of operations in other income (expense), net.

Pre-Close Notes

As permitted under ASC 825, Financial Instruments the Company has elected the fair value option to account for its Pre-Merger Senior Secured Notes (the “Pre-Close Notes”) primarily to avoid the separate recognition of certain linked instruments in the consolidated statements of operations. In accordance with ASC 825, the Company records the Pre-Close Notes at fair value with changes in fair value recorded as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. As a result of applying the fair value option, $2.4 million of direct costs and fees related to the issued Pre-Close Notes and unissued Venture Linked Notes were expensed upon execution of the Note Purchase Agreement in November 2022.

Deferred Payout

On September 23, 2020, the Company acquired 100% of the issued and outstanding equity of Kinduct Technology, Inc. (“Kinduct”), a privately held company, in the business of developing intelligent health, fitness, and sport performance software. Related to the acquisition of Kinduct the Company agreed to three deferred cash installment payments totaling $10.0 million with a fair value of $9.4 million. The deferred payout schedule was $2.0 million due on March 23, 2021, $2.0 million due on September 23, 2021, and $6.0 million due on March 23, 2022. As of December 31, 2022, the Company had paid $4.0 million for the first two deferred cash installment payments with the remaining $6.0 million of installment payments partially satisfied with an exchange of $1.1 million owed under the deferred payout for convertible notes. See Note 6. Debt and Note 16. Related Party Transactions for more information on the convertible notes. Any amounts that remain due and payable under the deferred payout agreement are accruing interest at 12% until paid in full. On December 16, 2022, the Company reached an agreement with the former owners of Kinduct to satisfy in full the remaining balance of the deferred payout, with $1.0 million paid on December 20, 2022 and quarterly installments of $0.5 million due beginning March 31, 2023 unless an Acceleration

MOVELLA INC.

Notes to Consolidated Financial Statements

Event occurs. As of December 31, 2022, the Company owed $4.3 million to the sellers of Kinduct under the deferred payout agreement. On February 10, 2023, an Acceleration Event occurred and the Company satisfied the deferred payout liability in full on February 13, 2023. Refer to Note 17. Commitments and Contingencies and Note 18. Subsequent Events for more information on the deferred payout.

Inventories and Provision for Excess and Obsolete Inventory

Inventory consists of raw materials, work-in-progress and finished goods representing the sensor modules, components, and motion capture systems. Inventories are stated at lower of standard cost (which approximates actual cost on a first-in, first-out basis) or net realizable value determined at an appropriate unit of account. The Company records inventory write-downs for potentially excess or obsolete inventory based on forecasted demand, usage, economic trends, technological obsolescence of its products and transition of inventory related to new product releases. At the point of loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property, Plant and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed for financial reporting purposes using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful life or the remaining lease term. Expenditures for maintenance and repairs are charged to operations in the period in which the expense is incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed, and any resulting gain or loss is recorded as a component of operating expenses in the consolidated statement of operations. The estimated useful lives of property and equipment are as follows:

Estimated useful lives
Office equipment	5 years
Computer hardware	3 to 5 years
Lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	2 to 5 years
Computer software	3 to 5 years
Production equipment	3 years

The Company evaluates the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be fully recoverable. A potential impairment charge is evaluated when the undiscounted expected cash flows derived from an asset group are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset group exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of the asset group.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually in the fourth quarter of each year. For the years ended December 31, 2022 and 2021, the Company performed its annual goodwill impairment assessment and concluded that there was no impairment related to goodwill.

Acquired Intangible Assets

The Company’s intangible assets include developed technology, customer relationships, patents, trademarks and non-compete agreements. Intangible assets are stated at cost less accumulated amortization and are amortized over their estimated useful lives using the straight-line method. Acquired intangible assets and long-lived

MOVELLA INC.

Notes to Consolidated Financial Statements

assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset group containing these assets may not be recoverable. For the years ended December 31, 2022 and 2021, the Company recognized $7.2 million and nil, respectively, of impairment losses. The estimated useful lives of intangible assets are as follows:

Estimated useful lives
Developed technology	5 to 10 years
Customer relationships	2 to 3 years
Patents and trademarks	10 years
Non-compete agreements	2 years

Derivative Financial Instruments

The Company evaluates stock warrants, debt instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments to be separately accounted for under the relevant sections of ASC 815. When contracts contain embedded derivatives that are bifurcated from host contracts, the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as an asset or liability. The change in fair value is recorded in the consolidated statements of operations as other income or other expense. Upon conversion, exercise or expiration of a derivative financial instrument, the instrument is marked to fair value.

Non-marketable Equity Securities

The Company’s non-marketable equity securities primarily comprise of shares of a privately held company which the Company received in 2021 as consideration for a licensing arrangement. See Note 5. Discontinued Operations for more details on the licensing arrangement. The Company does not have significant influence over the privately held company and these equity securities do not have readily determinable fair values, as such the Company accounted for these equity securities using a measurement alternative in accordance with ASC 321, Investments - Equity Securities, which allows entities to measure these investments at cost, less any impairment, adjusted for changes from observable price changes in orderly transactions for identifiable or similar investments of the same issuer.

The Company determined that there were no transactions with observable prices related to the non-marketable equity securities, and that there were no indicators of impairment related to the non-marketable equity securities for the years ended December 31, 2022 and 2021.

Revenue Recognition

The Company follows the guidance in ASC 606, Revenue from contracts with customers (“ASC 606”). Per ASC 606, revenue is recognized when a customer obtains control of promised products and services and the Company has satisfied its performance obligations. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for the products and services. To achieve this core principle, the Company applies the five step revenue recognition model prescribed by ASC 606:

Step 1. Identification of the contract(s) with a customer;

Step 2. Identification of the performance obligations in the contract(s);

Step 3. Determination of the transaction price;

Step 4. Allocation of the transaction price to the performance obligation(s);

Step 5. Recognition of the revenue when, or as, the Company satisfies a performance obligation.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

MOVELLA INC.

Notes to Consolidated Financial Statements

The Company’s performance obligations are established when a customer submits a purchase order notification (in writing, electronically or verbally) for goods and services, and the Company accepts the order. The Company identifies performance obligations as the delivery of the requested product or service in appropriate quantities and to the location specified in the customer’s contract and/or purchase order. The Company generally recognizes revenue upon the satisfaction of these criteria when control of the product or service has been transferred to the customer at which time it has an unconditional right to receive payment. The Company’s prices are fixed and have no history of being affected by contingent events that could impact the transaction price. The Company does not offer price concessions and does not accept payment that is less than the price stated when it accepts the purchase order.

Revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that may include various combinations of products and services which are generally capable of being distinct and accounted for as separate performance obligations.

Product Revenue

Hardware. Hardware revenue from the sale of the Company’s Motion Capture Systems, Sensor Modules, and DOT Wearables is recognized when the Company transfers control to the customer, typically at the time when the product is delivered or shipped at which time the title passes to the customer, and there are no further performance obligations with regards to the hardware device.

On-premise Software Licenses. Revenue from on-premise software licenses, which are included with the Motion Capture Systems, Sensor Modules, and DOT Wearables to enable character animation, human motion analysis, sensor fusion, and software to produce useful information from raw sensor data, is recognized when the Company transfers control to the customer, typically at the time when the software is made available for use by the customer, and there are no further performance obligations with regards to the on-premise software license.

Service Revenue

Support and Maintenance Services. The Company includes 1 to 3 years of support and maintenance services with the motion capture systems hardware offerings, and also separately sells extended support and maintenance services contracts. The support and maintenance services contracts allow customers to receive software updates to their on-premise licenses as well as access to the Company’s support team. The separately priced support and maintenance service contracts range from 12 months to 36 months, with the average contract length approximately 18 months. The Company typically receives payment at the inception of the contract and recognizes revenue on a straight-line basis over the term of the contract.

Software as a Service. Software as a Service (“SaaS”) subscription revenue is primarily composed of Kinduct Human Performance Software and is recognized over time on a ratable basis over the contract term beginning on the date that the service is made available to the customer. Subscription periods range from monthly to multi-year, with the majority of contracts being one to three years and the average contract length approximately 18 months. The Company’s MotionCloud platform is currently under development and available only in beta version to solicit initial customer feedback. As a result, the Company has received de minimis revenues to date from fees related to the MotionCloud platform.

Non-recurring Engineering. From time to time, the Company enters into special non-recurring engineering design service agreements. Revenues from non-recurring engineering design services are designed to meet specifications of a particular product, and generally do not create an asset with an alternative use. The Company generally recognizes revenue based on the achievement of certain applicable milestones and the amount of payment the Company determines it is entitled to at the time.

With respect to revenue related to third party product sales or other arrangements that involve the services of another party, for which the Company does not control the sale or service and acts as an agent to the transaction, the Company recognizes revenue on a net basis. The portion of the gross amount billed to customers that is remitted by the Company to another party is not reflected as revenue.

MOVELLA INC.

Notes to Consolidated Financial Statements

Multiple Performance Obligations

The Company’s contracts with customers may include commitments to transfer multiple products and services to a customer. When hardware, software and services are sold in various combinations, judgment is required to determine whether each performance obligation is considered distinct and accounted for separately, or not distinct and accounted for together with other performance obligations. The Company considered the performance obligations in its contracts and determined that, for the majority of its revenue, the Company generally satisfies performance obligations at a point in time upon delivery of the hardware or on-premise software to the customer. In instances where the on-premise software license elements sold with hardware for various products are considered to be functioning together with hardware elements to provide the intended benefit to the customer, these arrangements are accounted for as a single distinct performance obligation separately from any service component.

Standalone Selling Price

Judgment is required to determine the stand-alone selling price (“SSP”) for each distinct performance obligation. When available, the Company maximizes observable inputs to determine SSP. In instances where SSP is not directly observable, such as when the Company does not sell the product or service separately, it determines the SSP based on a cost-plus model as market and other observable inputs are seldom present based on the proprietary nature of the Company’s products.

The transaction price is allocated to each performance obligation in a contract to record revenues in the amount of consideration that a provider expects to be entitled to receive in exchange for transferring goods or services. Generally, this allocation is based on the relative selling price method, where the SSP is determined for each performance obligation at contract inception and is based on observable prices. When contracts include variable consideration such as a discount, the discount is allocated proportionately to all performance obligations in the contract.

For contracts with multiple performance obligations, revenue is allocated to the hardware, on-premise software, SaaS, and support and maintenance performance obligations based on their relative SSP. Judgement is required in estimating SSP for each distinct performance obligation. Management determines SSP by maximizing observable inputs such as standalone sales where they exist. The Company performed an analysis to determine if its actual sales prices fall within a narrow band of the list price, which in conjunction with other evidence caused the Company to determine that its list prices for support and maintenance services approximated SSP and therefore may be used in the relative fair value allocation.

Shipping and Handling Costs

The Company has elected to account for shipping and handling costs as fulfillment costs after the customer obtains control of the goods. Shipping and handling of production is recorded as cost of revenues and were $0.5 million and $0.3 million for the years ended December 31, 2022 and 2021, respectively.

Contract Balances

Contract Assets

Under ASC 606, contract assets include amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the consolidated balance sheets. The Company had $0.2 million and nil, respectively, of contract assets as of December 31, 2022 and 2021. There were no impairment losses associated with contracts with customers for the years ended December 31, 2022 and 2021.

MOVELLA INC.

Notes to Consolidated Financial Statements

Contract Liabilities

The Company’s contract liabilities primarily consist of deferred revenue arising from billings and payments received in advance of revenue recognition. The Company primarily bills and collects payments in advance from customers for its SaaS subscriptions and services related to maintenance and support. The Company initially records the fees as deferred revenue and then recognizes revenue as performance obligations are satisfied over the subscription or support period. Deferred revenue to be recognized within the next twelve months is included in current deferred revenue, and the remainder is included in long-term deferred revenue in the consolidated balance sheets.

Customer deposits are recorded as other liabilities for refundable amounts that are collected in advance of the satisfaction of performance obligations and as deferred revenue for non-refundable amounts that are collected in advance of the satisfaction of performance obligations. Customer deposits represents advances paid for certain prototype testing upon signing of contract. Customer deposits become refundable upon execution of orders. Customers are given 2 years to place an order. If the customer has not placed an order after 2 years, then the customer deposits are recognized as revenue. Customer deposits amounted to $0.4 million and $0.4 million as of December 31, 2022 and 2021, respectively.

Government Subsidies

From time to time the Company receives government subsidies generally in the form of refundable tax credits. Government grants are recorded in the consolidated financial statements in accordance with their purpose, generally as a reduction of expense or as other income. The benefit is recorded when all conditions attached to the incentive have been met or are expected to be met and there is reasonable assurance of their receipt. For the year ended December 31, 2022, the Company recorded $1.4 million of government subsidies pursuant to the Digital Media Tax Credit (“DMTC”) as a reduction in payroll expense and a related receivable, and $0.1 million in other miscellaneous government subsidies as other income, net. In connection with receipt of the DMTC subsidy, the Company incurred $0.2 million of professional services expense. The DMTC subsidy relates to payroll expenses incurred for the years ended December 31, 2021 and 2020. The Company has no further obligations with respect to the DMTC subsidy and after considering the recapture provisions, determined it would be appropriate to not raise a valuation allowance against the DMTC receivable. For the year ended December 31, 2021, the Company recorded $0.3 million of government subsidies as other income, net.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In the normal course of business, the Company provides non-collateralized credit terms to its customers. The Company routinely analyzes accounts receivable and considers history, customer creditworthiness, facts and circumstances specific to outstanding balances, current economic trends, and payment term changes when evaluating adequacy of the allowance for doubtful accounts. For the years ended December 31, 2022 and 2021, the allowance for doubtful accounts was $0.1 million and insignificant, respectively.

Cost of Revenues

Cost of revenues primarily consist of costs associated with the procurement of raw materials and manufacture of our sensor module solutions, amortization of certain acquired intangibles, hosting and delivery services for our SaaS platform to support our subscribers, personnel-related expenses associated with provision of non-recurring engineering services, manufacturing, customer support, and employees directly engaged in providing the SaaS service to our customers including salaries, benefits, and bonuses; software licensing fees, and shipping costs

Research and Development Costs

The Company’s research and development (“R&D”) efforts are focused on the development and design of sensor fusion modules and motion capture systems, as well as the continued development of advanced software

MOVELLA INC.

Notes to Consolidated Financial Statements

platforms directed to the improvement of the Company’s existing technologies. The R&D organization works with the Company’s manufacturing facilities, suppliers and customers to improve sensor module designs and lower manufacturing costs. Research and development costs are charged to expense as incurred.

Software Development Costs

Generally, the Company’s external-use software products are released soon after technological feasibility has been established. As a result, costs incurred between the establishment of technological feasibility and public availability are not material. The Company’s internal-use software development generally follows the agile methodology, as such the Company has determined that not enough time elapses between the Application Development stage and Operation stage to accumulate material costs for capitalization. Accordingly, the Company expenses internal-use and external-use software development costs as incurred. If material software development costs that are eligible for capitalization are incurred, they would be capitalized. Software development costs are included in R&D expense in the accompanying consolidated statements of operations.

Non-controlling Interests

Non-controlling interest represents the equity interest in a subsidiary that is not attributable, either directly or indirectly to the Company and is shown as a component of stockholders’ equity on the consolidated balance sheets. The share of loss attributable to non-controlling interest is shown as a component of loss in the consolidated statement of operations.

Product Warranty

The Company’s products are sold with a standard limited warranty for a period ranging from one to two years, warranting that the product conforms to specifications and is free from material defects in design, materials and workmanship. The Company estimates the costs of repairing or replacing products under warranty based on the historical average cost. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. At the time revenue is recognized, the Company establishes an accrual for estimated warranty expenses associated with its sales, recorded as a component of cost of revenues. As of both December 31, 2022 and 2021, the Company has established a warranty reserve of $0.1 million, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets. Warranty expense is recorded as a component of cost of revenues in the consolidated statements of operations. The Company incurred an insignificant amount of warranty expense for the years ended December 31, 2022 and 2021.

Stock-based Compensation

The Company recognizes stock-based compensation expense over the requisite service period on a straight-line basis for all stock-based payments that are expected to vest to employees, non-employees, and directors. Equity-classified awards issued to employees, non-employees and directors are measured at the grant-date fair value of the award. Forfeitures are recognized as they occur. For accounting purposes, the Company estimates grant-date fair value of stock options using the Black-Scholes option-pricing model. The model requires the input of the fair value of the underlying common stock, the risk-free interest rates, the expected term of the option, the expected volatility of the price of the Company’s common stock and the expected dividend yield of the Company’s common stock.

Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which to transact and the market-based risk. The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other current liabilities, due to their short-term nature.

MOVELLA INC.

Notes to Consolidated Financial Statements

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts or existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. The Company records a valuation allowance to reduce deferred tax assets to an amount for which realization is more likely than not.

The Company recognizes the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained upon examination by the tax authorities, based on the merits of the position. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit.

Debt and Equity Issuance Costs

Debt and equity issuance costs, which primarily consist of direct and incremental banking, legal, accounting, consulting, and printing fees relating to the merger transaction described in Note 18. Subsequent Events, are capitalized and allocated between the debt and equity elements of the transaction. Debt issuance costs of $2.4 million relating to the issued Pre-Close Notes and unissued Venture Linked Notes have been expensed in the year ended December 31, 2022, as the Company elected the fair value option for the Pre-Close Notes which closed on November 14, 2022, and subsequently elected the fair value option for the Venture Linked Notes. The Company has an additional $4.1 million of equity issuance costs allocated to the equity offering capitalized at December 31, 2022, within capitalized equity issuance costs and other assets on the consolidated balance sheet, and will offset this amount of equity issuance costs against proceeds received upon the consummation of the transaction which occurred in February 2023. As of December 31, 2021, the Company had not incurred such costs.

Litigation

The Company is, from time to time, party to various legal proceedings arising in the ordinary course of business. The Company records a loss when information indicates that a loss is both probable and estimable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates, if necessary. The Company expenses litigation costs as incurred. Refer to Note 17. Commitments and Contingencies.

Preferred Stock Redemption and Classification

The Series D-1 convertible redeemable preferred stock (the “Series D-1 Preferred Stock”) contains a liquidation preference whereby holders of the Series D-1 Preferred Stock are entitled to receive consideration equal to their original issue price plus all declared but unpaid dividends, prior to payment to the holders of other series of convertible preferred stock or the holders of common stock. As such, the holders of the Series D-1 Preferred Stock could receive cash entirely while the holders of subordinated equity instruments could receive nothing or cash plus other assets of the company, which is not the same form of consideration as the holders of the Series D-1 Preferred Stock. Likewise, the Series E Preferred Stock has a liquidation preference to the Series D Preferred Stock, Series C Preferred Stock, and Series B and Series A Preferred Stock. The Series D Preferred Stock has a liquidation preference to the Series C Preferred Stock, and Series B and Series A Preferred Stock. The Series C Preferred Stock has a liquidation preference to Series B and Series A Preferred Stock. The Series B and Series A Preferred Stock have a liquidation preference to the Common Stock.

The Series D-1 Preferred Stock is redeemable at a price per share equal to the original issue price of $4.5713 per share, plus an amount per share equal to 8% of the original issue price for each year following the original issue date, not more than 60 days after receipt of a written notice from a majority of the Series D-1 shareholders by the Company at any time on or after September 28, 2023.

MOVELLA INC.

Notes to Consolidated Financial Statements

As the preferred stockholders have the ability to control a majority of the votes of the board of directors, a deemed redemption may occur that is in the control of the preferred stockholders and outside the control of the Company, and holders of common stock may not receive the same form of consideration as the holders of the preferred stock, the Company concluded that the preferred stock is redeemable at the option of the holder and should be classified in mezzanine equity on the consolidated balance sheets.

Lease Accounting

The Company determines if an arrangement is a lease at inception. The Company’s operating lease agreements are primarily for real estate and are included within right-of-use assets, net, accrued expenses and other current liabilities, and other long-term liabilities on the consolidated balance sheets. The Company elected the practical expedient to combine its lease and related non-lease components for all its leases. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Variable lease payments that do not depend on an index or rate are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. ROU assets also include any lease prepayments made and exclude lease incentives. Many of the Company’s lease agreements include options to extend the lease, which are not included in the Company’s minimum lease terms unless they are reasonably certain to be exercised. Rental expense for lease payments related to operating leases is recognized on a straight-line basis over the lease term.

Earnings per Share

Basic and diluted earnings per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Income or loss is attributed to common stockholders and participating securities based on their participation rights. Loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.

Under the two-class method, basic earnings per share attributable to common stockholders is computed by dividing net income or loss by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of convertible preferred stock, stock options, preferred stock warrants and common stock warrants.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all temporary changes in equity (net assets) during a period from non-owner sources.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASC 842, Leases, (“ASC 842”) a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”) assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. The Company adopted ASC 842 on January 1, 2022, on a modified retrospective basis, and did not restate prior comparative periods.

MOVELLA INC.

Notes to Consolidated Financial Statements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 on January 1, 2022, which did not have a material impact on its consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2016-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. The Company adopted ASU 2020-01 on January 1, 2022, which did not have a material impact on its consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted ASU 2021-04 on January 1, 2022, which did not have a material impact on its consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivable and other financial instruments, including available-for-sale debt securities. The standard will be effective for the Company beginning in 2023, with early adoption permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. ASU 2020-06 is effective for private companies’ fiscal years beginning after December 15, 2023, respectively, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the timing of adoption and the impact of this ASU on its consolidated financial statements.

MOVELLA INC.

Notes to Consolidated Financial Statements

2.	Balance Sheet Components

Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2022	2021
Raw materials	$2,758	$2,040
Work-in-progress	1,132	976
Finished goods	1,274	1,519

	$5,164	$4,535

The amount recorded as charges to cost of revenues, representing inventories considered obsolete and unsaleable was $0.3 million for the year ended December 31, 2022, and insignificant for the year ended December 31, 2021.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2022	2021
Prepaid expenses	$1,029	$1,006
Value added tax receivable	446	616
Contract assets	197	—
Government tax receivables	1,416	—
Other assets	186	686

	$3,274	$2,308

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2022	2021
Office equipment	$157	$151
Computer hardware and software	2,017	1,887
Lab equipment	2,864	2,717
Furniture and fixtures	545	529
Leasehold improvements	1,069	1,122

Gross book value	6,652	6,406
Less: accumulated depreciation and amortization	(4,291)	(3,672)

	$2,361	$2,734

Depreciation and amortization expense on property and equipment was $0.8 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively.

MOVELLA INC.

Notes to Consolidated Financial Statements

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consists of the following (in thousands):

	December 31,
	2022	2021
Accrued compensation and employee benefits	$2,999	$2,859
Customer advances	—	471
Accrued professional services	1,909	497
Accrued valued added and other taxes	399	400
Accruals for purchases received	751	550
Current operating lease liabilities	593	—
Accrued TAS legal settlement (Note 17)	325	—
Other current liabilities	968	845

	$7,944	$5,622

3.	Fair Value Measurements

The Company categorizes assets and liabilities recorded at fair value on the Company’s consolidated balance sheets based upon the level of judgment associated with inputs used to measure their fair value. The categories are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs are quoted prices for similar assets and liabilities in active markets or inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.

•	Level 3—Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The carrying amount of the Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximate their respective fair values because of their short maturities, the Pre-Close Notes are carried at fair value due to the Company’s electing of the ASC 825 fair value option, while the convertible notes and the deferred payout owed to the sellers of Kinduct are carried at amortized cost, with the convertible notes adjusted for changes in fair value of the embedded derivative. It is not practicable to determine the fair value of the convertible notes or the deferred payout owed to the sellers of Kinduct due to the lack of information available to calculate the fair value of such notes. As of December 31, 2022 and 2021, the carrying amount of the Pre-Close Notes was $25.3 million and zero, respectively, while the carrying value of the convertible notes was $6.2 million and zero, respectively and the carrying amount of the deferred payout owed to the sellers of Kinduct was $4.3 million and $6.0 million, respectively. See Note 6. Debt for additional information on the Pre-Close Notes and convertible notes.

MOVELLA INC.

Notes to Consolidated Financial Statements

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 (in thousands):

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents
Money market funds	$11	$—	$—	$11
Marketable equity securities	2	—	—	2

Total assets	$13	$—	$—	$13

Financial Liabilities
Pre-Close Notes	$—	$—	$25,300	$25,300
Embedded derivative in convertible notes	—	—	60	60

Total liabilities	$—	$—	$25,360	$25,360

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021 (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial Assets
Cash equivalents:
Money market funds	$11	$—	$—	$11
Marketable equity securities	58	—	—	58

Total assets	$69	$—	$—	$69

Level 1 instruments include highly liquid money market funds classified as cash equivalents, as well as marketable equity securities. The Company utilized the market approach and Level 1 valuation inputs to value its money market mutual funds and marketable equity securities.

As of December 31, 2022 and 2021, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. The estimated fair value of the available-for-sale marketable equity securities may not be representative of values that will be realized in the future.

Level 3 instruments include the Pre-Close Notes and an embedded derivative bifurcated from the convertible notes. The Company evaluated the convertible notes under ASC 815, Derivatives and Hedging, and identified an embedded derivative that required bifurcation. The derivative embedded in the convertible notes is a contingent put upon change in control that would allow the noteholder to put the convertible notes to the Company at 1.5 times the then-outstanding principal and accrued interest. The estimated fair value of the embedded derivative at December 31, 2022 was determined using significant assumptions which include management estimates on the probability of a contingent event occurring, the term of the instrument, present value of common stock, rate of return on common stock, future value of common stock, and the discount rate. Changes in the fair value of the embedded derivative totaling a gain of $0.4 million and zero for the years ended December 31, 2022 and 2021 are included in the Company’s consolidated statement of operations within other income (expense), net. As of December 31, 2022, the embedded derivative had a fair value of $0.1 million. The Company elected the fair value option per ASC 825 for the Pre-Close Notes, accordingly the estimated fair value of the Pre-Close Notes at December 31, 2022 was

MOVELLA INC.

Notes to Consolidated Financial Statements

determined using significant assumptions which include management estimates on the probability of a contingent event occurring, the term of the instrument, market yield, spread, short rate volatility, and the discount rate. Changes in the fair value of the Pre-Close Notes totaling a loss of $0.3 million and zero for the years ended December 31, 2022 and 2021 are included in the Company’s consolidated statement of operations within other income (expense), net within the caption “Revaluation of debt”. As of December 31, 2022, the Pre-Close Notes had a fair value of $25.3 million of which $0.3 million related to a change in fair value.

There were no transfers between fair value measurement levels during any presented period.

4.	Joint Venture

On October 26, 2018, the Company, through its wholly-owned subsidiary, mCube Hong Kong, entered into an Equity Joint Venture Contract (“JV”) with a Chinese entity Qingdao Microelectronics Innovation Center Co., Ltd. (“QMICC”) to form Qingdao Hygealeo Technology Co. Ltd. (“Qingdao JV”). The Company contributed know-how for 70% ownership of the Qingdao JV and QMICC agreed to contribute approximately $16.5 million based on then-prevailing foreign exchange currency rates for 30% ownership. Qingdao JV is engaged in research and development, application and sale of intelligent sensor module turnkey solutions. Qingdao JV was formed and headquartered in Laoshan District, Qingdao, Shandong Province, People’s Republic of China (“PRC”).

On April 6, 2020, Golden Maple, Inc., a company headquartered in Zhejiang, China (“Golden Maple”), merged with Qingdao JV. Golden Maple investors exchanged its equity capital valued at approximately $8.3 million at then-prevailing foreign currency exchange rates for 14% of Qingdao JV’s equity interest. Immediately following the effectiveness of the merger between both entities, the current Qingdao JV shareholders, mCube Hong Kong Limited and QMICC, own approximately 60% and 26% of the Company’s subsidiary interest, respectively.

Based on the Company’s analysis of the JV under ASC 810 – Consolidation, the Company has determined that Qingdao JV is a variable interest entity (“VIE”) based on the fact the Qingdao JV does not have sufficient equity to operate without financial support from the Company. Further, the Company concluded that Movella is Qingdao JV’s primary beneficiary based on two conditions. Movella occupies two of three member seats in Qingdao JV’s managing committee and has majority ownership interest in Qingdao JV, therefore, has the power to direct the activities of Qingdao JV that most significantly impact its economic performance, including establishing the strategic, operating and capital decisions of Qingdao JV in the ordinary course of business. In addition, Movella has an obligation to absorb potential losses of Qingdao JV or the right to receive potential benefits from Qingdao JV in proportion to its equity interest. As the primary beneficiary, the Company consolidated the results of Qingdao JV for financial reporting purposes under the variable interest consolidation model guidance in ASC 810 for the years ended December 31, 2022 and 2021.

As of December 31, 2022, Qingdao JV had received total proceeds to date of approximately $7.9 million from QMICC which has been recorded as non-controlling interests. The cash received from QMICC is restricted for use by Qingdao JV.

During the years ended December 31, 2022 and 2021, Qingdao JV received government subsidies of $0.1 million and $0.3 million, respectively, which were recorded as other income, net in the accompanying consolidated statements of operations.

5.	Discontinued Operations

On June 8, 2020, the Company’s subsidiary mCube International Limited and a privately-held company based in China, MEMSIC Semiconductor (Tianjin) Co. Ltd. (“MEMSIC”) entered into a License Agreement whereby the Company granted MEMSIC and its subsidiaries an exclusive, non-transferable, worldwide, fully paid up, royalty free, irrevocable and perpetual license to certain intellectual property rights and technology assets in the field of accelerometers, gyroscopes, and other inertial sensing devices (“components business”). Under this agreement, the Company continues to retain sole ownership of the licensed intellectual property rights, and no rights

MOVELLA INC.

Notes to Consolidated Financial Statements

are granted to the MEMSIC outside of the MEMSIC licensed field. Pursuant to the agreement, MEMSIC agreed to pay Company a maximum consideration valued at $75.0 million as follows (in thousands):

Due Date	Consideration	Amount
June 2020	Cash	$15,000
June 2020	Equity of MEMSIC	25,000
June 2021	Cash	10,000
June 2021	Equity of MEMSIC (maximum amount contingent achieving on targets)	8,000
June 2022	Equity of MEMSIC (maximum amount contingent achieving on targets)	8,000
June 2023	Equity of MEMSIC (maximum amount contingent achieving on targets)	9,000

		$75,000

On June 8, 2020, the Company also entered an office sublease agreement and a transition service agreement with MEMSIC. The term of this Lease (the “Term”) commenced on June 8, 2020 and was renewed through March 31, 2023. The transition service agreement include (1) All personnel salaries and the related overheads will be billed at costs + 3% from the Company’s Hsinchu office, (2) half of the Hsinchu office lease costs at costs +3%, (3) IT and software subscription service, (4) equipment leases, (5) laboratory services at actual costs +3%, and (6) legal, administrative and accounting service at actual costs +3%.

As of December 31, 2020, the Company received the first tranche cash payment of $12.6 million which was net of withholding tax of $2.4 million, of which $0.8 million was recorded as other receivable. The Company received the remaining $10.0 million cash installment in June 2021 and received the non-marketable equity securities with an initial fair value of $25.0 million in 2021. See Note 1. Overview and Summary of Significant Accounting Policies for further details. The Company does not have significant influence based on its ownership percentage in MEMSIC and accounts for its investment under the cost method. The Company deemed the achievement of targets improbable at December 31, 2022 and 2021, therefore the Company did not accrue for the remaining consideration of MEMSIC equity that might be issued if performance targets were achieved. The component business licensed to MEMSIC did not achieve the minimum performance targets for the period ending June 2022 or June 2021 and accordingly, no additional equity securities were issued to the Company.

In July 2021, the Company decided to exit the remaining components business not licensed to MEMSIC due to continued operating losses incurred and a strategic decision to refocus the business. The decision supports the Company’s strategy to focus on value creation for shareholders by transforming the business from a focus on hardware to a full-stack, AI-enabled SaaS software company. As a result of the Company’s decision to refocus the business in July 2021, the Company reviewed the criteria set forth in ASC 205-20 and concluded that the criteria for presenting the results of the components business as a discontinued operations were met during 2021 and accordingly, the Company has classified the assets and liabilities and operating results from the components business as discontinued operations as of and for the years ended December 31, 2022 and 2021. The transition services agreement with MEMSIC ended in December 2020 and the Company has no continuing involvement in the components business as of July 2021.

MOVELLA INC.

Notes to Consolidated Financial Statements

The following table presents information related to the major classes of assets and liabilities that were classified as assets and liabilities from discontinued operations in the accompanying consolidated balance sheets (in thousands):

	December 31,
	2022	2021
Other receivables - MEMSIC	$—	$291

Current assets of discontinued operations	—	291

Total assets of discontinued operations	$—	$291

Accounts payable	$—	$357

Current liabilities of discontinued operations	—	357

Total liabilities of discontinued operations	$—	$357

The following table provides a summary of operating results included in discontinued operations for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,
	2022	2021
Revenue	$—	$293
Cost of revenues	—	181
Research and development	—	103
General and administrative	—	135

Loss from discontinued operations	—	(126)
Other expense	—	(30)

Loss from discontinued operations before income taxes	—	(156)
Provision for income taxes	—	—

Loss from discontinued operations, net of tax	$—	$(156)

6.	Debt

The following table summarizes the outstanding borrowings as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31,
	2022	2021
Pre-Close Notes	$25,300	$—
Eastward Term Loan	—	8,000
Convertible notes – related party	6,345	—
TD BCRS Line of credit	—	1,069
SVB Term Loan	—	398
ACOA Loans	497	532
Add: fair value of embedded derivative in convertible notes	60	—
Less: unamortized debt discounts and issuance costs	(219)	(250)

Total debt	$31,983	$9,749

Classification:
Line of credit and current portion of long-term debt	$148	$1,353
Long-term portion of term debt	$25,649	$8,396
Convertible notes, net – related party	$6,186	$—

MOVELLA INC.

Notes to Consolidated Financial Statements

Contractual future principal payments on outstanding debt obligations, excluding accrued interest and the convertible notes due to their mandatory conversion into common stock upon the passage of time or a capital markets transaction, as of December 31, 2022 are as follows (in thousands):

Year Ended December 31,
2023	$148
2024	105
2025	25,049
2026	49
2027	49
Thereafter	97

Total	$25,497

Term loans

Pre-Close Notes

On November 14, 2022, Movella and certain of its subsidiaries, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P., as purchasers (the “Purchasers”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which, (a) Movella issued and sold to the Purchasers, and the Purchasers purchased, senior secured notes of Movella in an aggregate original principal amount of $25.0 million (the “Pre-Close Facility”), and (b) subject to the fulfillment of certain conditions precedent (including the consummation of the Merger), Movella agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase, on the Closing Date, senior secured venture-linked notes in an aggregate original principal amount of $75.0 million (the “VLN Facility”), in each case, for the consideration (including via a deemed sale and purchase, as applicable), as set forth in the Note Purchase Agreement.

The obligations of Movella under the Note Purchase Agreement are guaranteed by certain of its subsidiaries and secured by substantially all of Movella’s and such subsidiaries’ assets. Upon consummation of the Merger, New Movella will also be required to become a secured guarantor of the obligations under the Note Purchase Agreement.

The commitment to provide the VLN Facility terminates upon the earliest to occur of (i) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing Date and (ii) April 30, 2023, if the Merger has not been consummated on or prior to April 30, 2023 (the “VLN Termination Date”).

The proceeds of the Pre-Close Facility were used, in part, to refinance certain existing debt of Movella and its subsidiaries and to pay a portion of the transaction expenses associated with the financing arrangements contemplated by the Commitment Letter (the “FP Financing”), with the remaining proceeds available for growth and working capital and general corporate purposes. A portion of the proceeds of the VLN Facility were used on the Closing Date to refinance the Pre-Close Facility and to pay transaction expenses associated with the FP Financing. After the Closing, the remaining proceeds of the VLN Facility will be available growth and working capital and general corporate purposes.

The interest rate per annum applicable to notes under the Note Purchase Agreement is 9.25%; provided, however, if the VLN Termination Date occurs, interest on the notes evidencing the Pre-Close Facility will bear interest at Movella’s option, at either an alternate base rate plus an applicable margin initially of 8.25% per annum or a term SOFR rate, plus an applicable margin initially of 9.25% per annum. The applicable margin on the notes evidencing the Pre-Close Notes increases by 0.50% in each year on the November 14 anniversary of the entry into the Note Purchase Agreement. With respect to the notes evidencing the VLN Facility, interest is paid in kind on the last business day of each calendar quarter commencing with the calendar quarter ending immediately after the first to occur of the Closing Date and the VLN Termination Date. Interest is also payable in cash on VLN Termination Date, the Closing Date and the date of any prepayment or repayment of notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid

MOVELLA INC.

Notes to Consolidated Financial Statements

interest (other than default interest, if any)). Subject to certain exceptions in connection with certain qualified refinancing events and the repayment of the Pre-Close Facility on the Closing Date, on the date of any voluntary or mandatory prepayment or acceleration of the notes under the Note Purchase Agreement, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When such contractual return is paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of notes so prepaid, repaid or accelerated, as applicable, including all interest on the notes that was previously paid in kind. After the Closing, New Movella will have the right, subject to certain exceptions, to cause the Grantees (or their permitted assignees) to sell all or a portion of the shares purchased by such entities in the Tender Offer and the Private Placement at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

As the Closing occurred on February 10, 2023, the maturity of the VLN Facility will be five years after the Closing Date on February 10, 2028. There are no regularly scheduled amortization payments on either the Pre-Close Facility or the VLN Facility until the maturity date therefor, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the Note Purchase Agreement to be a change of control, and the Pre-Close Facility is required to be refinanced in full on the Closing Date with a portion of the proceeds of the VLN Facility. The Pre-Close Facility and VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

The Company elected the fair value option to account for the Pre-Close Notes. The Company recorded the Pre-Close Notes at fair value upon issuance of $25.0 million and subsequently remeasured them to fair value at December 31, 2022 in the amount of $25.3 million. The change in fair value of the Pre-Close Notes of $0.3 million was primarily attributable to interest accretion, therefore there was an insignificant difference between the aggregate fair value and the aggregate unpaid principal and accrued interest on the Pre-Close Notes at December 31, 2022. The $0.3 million change in fair value of the Pre-Close Notes was recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss within the caption “Revaluation of debt”.

On February 10, 2023, the Closing occurred and the outstanding principal and accrued interest related to the Pre-Close Notes was extinguished concurrently upon issuance of the Venture Linked Notes. See Note 18. Subsequent Events.

Silicon Valley Bank

In February 2022, the Company fully repaid the amounts owed to Silicon Valley Bank (“SVB”) per the previous agreement and entered into amendments to the Loan and Security Agreement with SVB and subsequently received cash proceeds of $1.0 million and issued warrants to purchase 16,321 shares of the Company’s common stock at a purchase price of $1.58 per share. The term loan was repayable over 30 months starting October 2022 and would have matured in March 2025. The term loan bore a floating interest rate equal to the greater of the prime rate plus 1.75% per annum or 5.0% payable monthly. In the third quarter of 2022, the Company was not in compliance with the adjusted quick ratio debt covenant of the SVB term loan; SVB issued a debt covenant waiver for the breach of the covenant. On November 14, 2022, the Company repaid the SVB Loan in full using a portion of the proceeds from the Pre-Close Facility.

Eastward Fund Management, LLC

On December 10, 2021, the Company entered into a new loan and security agreement with Eastward in an aggregate original principal amount of $8.0 million. The proceeds were used to pay off the existing Eastward debt with the principal amount of $4.4 million and to provide working capital for business growth. The loan bore interest at prime rate plus 8.25% floating with a prime floor of 3.25%. The repayment term included the first 18 months of interest-only payments followed by 30 consecutive equal monthly installments of principal and interest payments and a final payment due upon maturity equal to 2.5% of the advance or $0.2 million. The Company had the option

MOVELLA INC.

Notes to Consolidated Financial Statements

to prepay the entirety of the debt with written notice at least 45 days prior to such prepayment. The prepayment amount includes i) the outstanding principal plus accrued and unpaid interest plus ii) the prepayment premium, plus iii) the final payment, plus iv) all other sums, including interest at the default rate with respect to any past due amounts owed. As part of the agreement, the Company issued Eastward warrants to purchase 215,054 shares of common stock at an exercise price of $0.93 per share on December 10, 2021. On November 14, 2022, the Company repaid the Eastward Loan in full using a portion of the proceeds from the Pre-Close Facility.

Paycheck Protection Program (“PPP”)

On May 5, 2020, the Company received loan proceeds in the amount of $0.6 million under the Paycheck Protection Program (“PPP”). On September 22, 2021, the outstanding principal balance and related accrued interest were forgiven by the lender and the Small Business Administration (“SBA”). The Company recorded the loan forgiveness as other income of $0.6 million in the consolidated statements of operations in September 2021. The related accrued interest for the PPP loan was not material.

The Atlantic Canada Opportunities Agency loan (“ACOA” Loan)

Kinduct applied for non-interest bearing, unsecured term loans with a monthly installment repayment from the Atlantic Canada Opportunities Agency (ACOA) in 2011, 2013, and 2019. These three loans are scheduled to be repaid in 2024, 2024, and 2029, respectively. In 2021, Kinduct entered into an amendment to reduce the monthly repayments to $200 for these outstanding ACOA loans for the period from July 2021 to December 2022, July 2021 to December 2022, and October 2021 to December 2022, respectively. As of December 31, 2022 and 2021, the Company had recorded a total debt of $0.5 million and $0.5 million on the accompanying consolidated balance sheets related to these loans.

Convertible notes – related party

In March 2022, the Company entered into convertible promissory note agreements with two of its existing preferred stock investors and received aggregate cash proceeds of $4.9 million. The Company exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. The convertible note exchange was accounted for as a troubled debt restructuring pursuant to FASB ASC Topic 470-60, Troubled Debt Restructurings by Debtors. As the future undiscounted cash flows of the Convertible notes were greater than their carrying amount, the carrying amount was not adjusted and no gain was recognized as a result of the modification of terms. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. The outstanding principal amount and all accrued but unpaid interest on the notes shall be mandatorily converted into the Company’s common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into the Company’s common stock at a conversion price of $4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest. The convertible notes contain an embedded derivative that is measured at fair value on a recurring basis, with changes in fair value of the embedded derivative recorded within other income (expense) on the consolidated statements of operations. The convertible notes are presented as of December 31, 2022, net of unamortized debt discount of $0.2 million and the fair value of the embedded derivative of $0.1 million within the consolidated balance sheet. At issuance of the convertible notes in March 2022 the embedded derivative was valued at $0.5 million. Refer to Note 3. Fair Value Measurements for additional details on the bifurcated embedded derivative. Total interest expense on the convertible notes for the year ended December 31, 2022, was $0.5 million of which $0.5 million was to related parties. Interest expense related to amortization of debt discount was $0.2 million and interest expense related to accretion of the convertible notes was $0.4 million for the year ended December 31, 2022.

On February 10, 2023, as the Company completed its acquisition by a special purpose acquisition company which qualified as a Maturity Date of the convertible notes, 100% of the outstanding principal and accrued interest on the convertible notes were mandatorily converted into 1,333,712 shares of Movella common stock at $4.79 per share per the original terms of the notes.

MOVELLA INC.

Notes to Consolidated Financial Statements

Revolving lines of credit

Silicon Valley Bank (SVB)

In February 2022, the Company entered into amendments to the SVB Loan Agreement with SVB that raised the maximum amount available under the revolving line of credit to $3.0 million. The principal amount outstanding under the revolving line of credit shall accrue interest at a floating per annum rate equal to the greater of 1% above the prime rate, or 4.25%; the rate in effect at December 31, 2022, would have been 7.25% if the Company had borrowings on the SVB revolving line of credit. The amendment modified the borrowing base. The maximum amount available for borrowing under the revolving line of credit is 65% of eligible accounts receivable of the Company, provided that total advances made against Xsens eligible accounts receivable shall not exceed $1.5 million, the portion of the borrowing base comprised of eligible foreign accounts shall not exceed 25%, and advances made against eligible foreign accounts shall not exceed $0.8 million. There were no amounts outstanding under the SVB line of credit as of December 31, 2022, or 2021. On November 14, 2022, the SVB revolving line of credit agreement was terminated concurrently with the execution of the Pre-Close Notes.

TD BCRS Revolving Line of Credit

On June 9, 2020, the Company’s wholly-owned subsidiary Kinduct entered into a line of credit facility with TD Ameritrade Commercial Banking, Canada. The credit limit was the lesser of $1.5 million or the previous quarter’s Borrowing Base Condition. Borrowing Base Condition was calculated using the monthly recurring revenue multiplied by 5, less the amount of any statutory claims including government remittances. The interest rate was Prime Rate plus 1.55% per annum. On November 14, 2022, the Company repaid the TD BCRS Revolving Line of Credit in full using a portion of the proceeds from the Pre-Close Notes.

7.	Goodwill and Acquired Intangible Assets

Goodwill

The following table summarizes the activity related to the carrying value of goodwill during the years ended December 31, 2022 and 2021 (in thousands):

Balance at December 31, 2020	$39,595
Effect of change in foreign currency exchange rates	(1,011)

Balance at December 31, 2021	38,584
Effect of change in foreign currency exchange rates	(2,203)

Balance at December 31, 2022	$36,381

The Company did not record any impairment charges for goodwill during the years ended December 31, 2022 and 2021.

Intangibles

Intangible assets as of December 31, 2022, consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Life
Developed technology	$16,422	$(12,537)	$3,885	3.68
Customer relationships	1,451	(1,036)	415	0.75
Trademarks	2,374	(867)	1,507	6.76

	$20,247	$(14,440)	$5,807

MOVELLA INC.

Notes to Consolidated Financial Statements

The change in definite-lived intangible assets from December 31, 2021 to December 31, 2022 was primarily composed of an impairment loss of $7.2 million, amortization expense of $7.1 million, foreign currency translation adjustments of $1.0 million and acquisition of intangible assets of $0.2 million.

Intangible assets as of December 31, 2021, consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Remaining Life
Developed technology	$30,335	$(14,238)	$16,097	3.67
Customer relationships	5,510	(2,974)	2,536	1.75
Trademarks	2,900	(631)	2,269	7.81

	$38,745	$(17,843)	$20,902

The change in definite-lived intangible assets from December 31, 2020 to December 31, 2021 was primarily composed of amortization expense of $6.7 million and foreign currency translation adjustments of $0.2 million.

As of December 31, 2022, future amortization expense related to the intangible assets is as follows (in thousands):

Years ending December 31,
2023	$1,681
2024	1,265
2025	1,265
2026	989
2027	228
Thereafter	379

Total	$5,807

Amortization expense for intangible assets was $7.1 million and $6.7 million for the years ended December 31, 2022, and 2021, respectively, using the straight-line method. The Company recorded impairment on intangible assets of $7.2 million and nil in the years ended December 31, 2022 and 2021. The impairment recognized in the year ended December 31, 2022, related to a strategic shift in the intended use of certain acquired intangible assets and was calculated by a third party using significant assumptions provided by management that allowed for calculation of fair value of the intangible assets, which when compared to the carrying value resulted in the impairment charge. In connection with the impairment of intangible assets in the year ended December 31, 2022, the Company removed $9.2 million of accumulated amortization to establish a new cost basis for the impacted intangible assets.

The Company has recorded the amortization of developed technology as cost of revenues in the accompanying consolidated statements of operations of $5.3 million and $4.8 million for the years ended December 31, 2022 and 2021, respectively. The Company has recorded the amortization of customer relationships and trademarks assets within operating expenses of $1.8 million and $1.9 million for the years ended December 31, 2022 and 2021, respectively.

MOVELLA INC.

Notes to Consolidated Financial Statements

8.	Revenues

A typical sales arrangement involves multiple elements, such as sales of the Company’s inertial motion sensor units, motion capture suits, software licenses, professional services, cloud-based subscription, and subscription and support services which entitles customers to unspecified upgrades, patch releases and telephone-based support. The following table depicts the disaggregation of revenue according to revenue type (in thousands):

	Years Ended December 31,
	2022	2021
Revenues:
Product	$34,283	$28,848
Service	6,183	5,566

Total revenues	$40,466	$34,414

The Company’s Product revenues are generally recognized at a point in time, while Service revenues are generally recognized over time.

Revenue recognized during the year ended December 31, 2022, from deferred revenue balances as of December 31, 2021 was $2.4 million. Revenue recognized during the year ended December 31, 2021, from deferred revenue balances as of December 31, 2020 was $2.0 million.

9.	Stock-based Compensation

Stock-based compensation expense

Stock-based compensation expense included in the accompanying consolidated statements of operations for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	Years ended December 31,
	2022	2021
Research and development	$398	$143
Sales and marketing	468	175
General and administrative	833	468

Total stock-based compensation	$1,699	$786

Equity incentive plan

In August 2009, the Company adopted an equity incentive plan (the “2009 Plan”), which is a broad-based, long-term program intended to attract, retain and motivate talented employees and align stockholder and employee interests. The 2009 Plan provides for the issuance of incentive stock options or nonqualified stock options, and restricted stock units, or RSUs to employees, officers, directors, and consultants of the Company.

Under the 2009 Plan, incentive stock options can be granted with an exercise price not less than the fair value of the stock at the date of grant as determined by the Board of Directors. For incentive stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board of Directors. All awards have ten-year terms and vest and generally become fully exercisable after five years of service from the date of grant.

The 2009 Plan also allows for the issuance of restricted common stock upon early exercise of nonvested stock options subject to the repurchase right of the Company. The repurchase right lapses in accordance with the vesting schedule of the original option. Shares of restricted stock were awarded to certain senior executives of the Company and 1,348,887 restricted stock units were issued and fully vested prior to 2018.

MOVELLA INC.

Notes to Consolidated Financial Statements

In September 2019, the board approved the 2019 Equity Incentive Plan (the “2019 Plan”) that increased the number of shares of Common Stock that are reserved and available for issuance under the 2019 Plan by 5,500,000 shares. The 2019 Plan increases the maximum number of shares that may be issued under the 2019 Plan pursuant to the exercise of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Whereas, the Board has determined to (a) terminate the 2009 Equity Incentive Plan and (b) adopt the 2019 Plan in order to continue to provide equity incentives to attract, retain and motivate eligible service providers of the Company. Stock options previously granted under the 2009 Plan will remain outstanding until either exercised or canceled. All the remaining available shares under the 2009 Plan will be allocated to the 2019 Plan. In January 2022, the board approved an increase to the number of shares of Common Stock that are reserved and available for issuance under the 2019 plan by 1,500,000 shares.

The Company records stock-based compensation awards based on fair value of the stock-based awards as of the grant date using the Black-Scholes option-pricing model. The Company recognizes such costs as compensation expense on a straight-line basis over the employee’s requisite service period, which is generally five years.

At December 31, 2022, there are 1,923,128 shares available for future grant under the 2009 and 2019 Equity Incentive Plans.

The following table summarizes the Company’s stock option activity under both plans for the years ended December 31, 2022 and 2021:

	Shares Available For Grant	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance outstanding at December 31, 2020	3,827,465	11,941,846	$0.66	6.36
Granted	(4,049,000)	4,049,000	0.93
Exercised	—	(133,932)	0.44
Canceled	825,358	(825,358)	0.64
Expired	32,500	(32,500)	0.25

Balance outstanding at December 31, 2021	636,323	14,999,056	$0.73	6.54
Increased option pool	1,500,000	—	—
Granted	(2,013,000)	2,013,000	1.65
Exercised	—	(3,566,931)	0.47
Canceled	1,086,505	(1,086,505)	0.81
Expired	713,300	(713,300)	0.43

Balance outstanding at December 31, 2022	1,923,128	11,645,320	$1.05	7.34

Exercisable at December 31, 2022		6,520,050	$0.89	6.43

Vested and expected to vest at December 31, 2022		11,645,320	$1.05	7.34

The weighted-average grant date fair value per share of options granted were $1.04 and $0.63 for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, total compensation cost related to unvested stock-based awards granted to employees under the Company’s stock plan but not yet recognized were $3.4 million and is expected to be recognized on a straight-line basis over a weighted-average period of 2.41 years. The aggregate intrinsic value of options exercised for the years ended December 31, 2022 and 2021 was $3.9 million and $0.1 million, respectively.

MOVELLA INC.

Notes to Consolidated Financial Statements

On October 2, 2022, the Company modified 1,535,000 stock options that were granted in 2021 at an exercise price of $0.93 to a modified exercise price of $1.58 based on the results of an updated 409A valuation. The modification resulted in a reduced fair value, and the repricing was a Type 1 probable-to-probable modification and no change to the accounting for the original stock option issuance was recorded, because the initial accounting considered the updated valuation.

Determination of Fair Value

The following assumptions were used to calculate the fair value of the stock-based awards:

	Years Ended December 31,
	2022	2021
Fair value per share of common stock	$1.58 - $3.20	$1.58
Expected term (years)	5.28-10.00	5.52-10.00
Expected volatility	43%-69%	43%-45%
Risk-free interest rate	1.63%-4.20%	0.92%-1.56%
Expected dividend yield	0%	0%

The Company records stock-based compensation awards based on fair value of the stock-based awards as of the grant date using the Black-Scholes option-pricing model. The Company recognizes such costs as compensation expense on a straight-line basis over the employee’s requisite service period, which is generally five years.

10.	Stockholders’ Equity and Mezzanine Equity

Convertible Preferred Stock

As of December 31, 2022, the Company’s outstanding convertible preferred stock, both redeemable and non-redeemable, consisted of the following (in thousands, except share and purchase price per share data):

		Shares	Aggregate		Purchase
	Shares	Issued and	Liquidation	Carrying	Price
	Authorized	Outstanding	Value	Value	Per Share
Series A*	10,000,000	10,000,000	$10,000	$9,950	$1.0000
Series B*	11,791,929	8,747,602	24,816	24,680	2.8369
Series C*	13,122,055	13,122,055	37,226	37,032	2.8369
Series D*	7,470,088	7,470,088	31,043	30,780	4.1557
Series D-1**	6,562,724	6,562,724	30,000	41,991	4.5713
Series E*	18,024,809	10,458,755	43,463	40,750	4.1557

Total	66,971,605	56,361,224	$176,548	$185,183

MOVELLA INC.

Notes to Consolidated Financial Statements

As of December 31, 2021, the Company’s outstanding convertible preferred stock, both redeemable and non-redeemable, consisted of the following (in thousands, except share and purchase price per share data):

		Shares	Aggregate		Purchase
	Shares	Issued and	Liquidation	Carrying	Price
	Authorized	Outstanding	Value	Value	Per Share
Series A*	10,000,000	10,000,000	$10,000	$9,950	$1.0000
Series B*	11,791,929	8,741,929	24,800	24,680	2.8369
Series C*	13,122,055	13,122,055	37,226	37,032	2.8369
Series D*	7,470,088	7,470,088	31,043	30,780	4.1557
Series D-1**	6,562,724	6,562,724	30,000	39,307	4.5713
Series E*	18,024,809	10,458,755	43,463	40,750	4.1557

Total	66,971,605	56,355,551	$176,532	$182,499

*	Convertible and non-redeemable
**	Convertible and redeemable

Significant terms of the outstanding convertible preferred stock series are as follows:

Dividends — Holders of the preferred stock are entitled to receive, pari passu but in preference to the common stockholders, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, non-cumulative cash dividends at the annual rate of 8.0% of the original issue price. However, the holders of Series D-1 and Series E shall first receive dividends in full preferential amounts before any class or series of capital stock. No dividends have been declared to date.

Holders of the Series E are entitled to receive the special stock dividends which begin to accrue on a daily basis and be payable in additional shares at a rate of 7.0% of the original issue price per annum contingent on if the Company does not have an effective registration of its common stock by September 2023 as set forth in the registration rights agreement.

Voting — Each holder of outstanding shares of any series of preferred stock has voting rights equivalent to the number of shares of common stock into which such preferred shares could be converted. For the election of members of the Board of Directors, the number of authorized directors shall not be less than the number of directors that the holders of one or more classes or series of capital stock are entitled to elect. For so long as at least 4,800,000 shares of preferred stock is outstanding, the holders of preferred stock, exclusively and as a separate voting class on an as-converted basis, shall be entitled to elect six directors. The holders of common stock, voting as a single class, shall be entitled to elect two directors. The holders of common stock and preferred stock, voting together as a single class on an as-if converted basis, shall be entitled to elect the remaining numbers of directors.

Liquidation — In the event of liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of the Series D-1, shall be entitled to receive, prior and in preference to any distribution to the holders of Series E, Series D, Series C, Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $4.5713 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series D-1 into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series D-1 preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D-1, in proportion to the number of shares of Series D-1 held by each.

After payment in full to the holders of the Series D-1, the holders of Series E shall be entitled to receive, prior and in preference to any distribution to the holders of Series D, Series C, Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $4.1557 per share, plus all declared but unpaid

MOVELLA INC.

Notes to Consolidated Financial Statements

dividends, or amount per share assuming conversion of all Series E into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series E preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series E, in proportion to the number of shares of Series E held by each.

After payment in full to the holders of the Series D-1 and Series E, the holders of Series D shall be entitled to receive, prior and in preference to any distribution to the holders of Series C, Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $4.1557 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series D into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series D preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series, in proportion to the number of shares of Series D held by each.

After payment in full to the holders of the Series D-1, Series E, and Series D, the holders of Series C shall be entitled to receive, prior and in preference to any distribution to the holders of Series B, Series A or common stock, an amount per share equal to the greater of the original issue price of $2.8369 per share, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series D-1 into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series C preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C, in proportion to the number of shares of Series C held by each.

After payment in full to the holders of the Series D-1, Series E, Series D and Series C, the holders of Series B and Series A shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the greater of the original issue price of $2.8369 per share for Series B and $1.00 per share for Series A, plus all declared but unpaid dividends, or amount per share assuming conversion of all Series B and Series A into common stock. If the distribution is insufficient to permit the payment to such holders of the full Series B and Series A preference amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B and Series A, in proportion to the number of shares of Series B and Series A held by each.

Upon completion of the distribution of proceeds to the holders of Series D-1, Series E, Series D, Series C, Series B and Series A, the remaining proceeds available for distribution shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each.

Redemption — Series A, Series B, Series C, Series D, and Series E convertible preferred stocks are not redeemable.

Series D-1 convertible preferred stock is redeemable at a price per share equal to the original issue price of $4.5713 per share, plus an amount per share equal to 8% of the original issue price for each year following the original issue date, not more than 60 days after receipt of a written notice from shareholders of Series D-1 by the Company at any time on or after September 28, 2023 from the holders of at least a majority of the then outstanding shares of Series D-1. The instrument was not redeemable as of December 31, 2022 and 2021. Therefore, the Company classified the Series D-1 convertible preferred stock as mezzanine equity in the consolidated balance sheets at December 31, 2022 and 2021. The resulting changes in the estimated redemption amount are recorded within retained earnings or, in the absence of retained earnings, additional paid-in-capital. As of December 31, 2022 and 2021, the carrying amount of the Series D-1 convertible preferred stock was $42.0 million and $39.3 million. The accretion of the Series D-1 convertible preferred stock to redemption value during the years ended December 31, 2022 and 2021 was $2.7 million and $2.5 million, respectively.

Conversion — Each share of a series of preferred stock shall be convertible, at any time after the date of issuance, into the number of shares of fully paid and nonassessable shares of common stock as determined from dividing the original issue price for such series of preferred stock by the conversion price in effect at the time of conversion. The conversion price is subject to adjustment for certain dilutive issuances.

MOVELLA INC.

Notes to Consolidated Financial Statements

Each share of a series of preferred stock shall automatically be converted into shares of common stock immediately upon the earlier of i) the Company’s sale of its common stock for its own account in a firm-commitment underwritten public offering pursuant to an effective registration in which the gross proceeds equal or exceed $50.0 million or ii) the date specified by written consent or agreement of the holders of at least the majority the then outstanding shares of preferred stock voting as a single-class on an as-converted basis.

If the share price of common stock offered in such public offering is less than the original issue price per share for Series D-1, a written consent of the holders of at least a majority of the original Series D-1 is required. Upon closing of the Company’s next sale of its preferred stock in a single transaction or in a series of related transactions, at a price per share of at least 1.25 times the original issue price per share of Series D-1, and which results in at least $28.0 million of gross proceeds, this consent shall immediately terminate and following such next qualified financing, no separate Series D-1 conversion approval shall be required in connection with any conversion of shares of preferred stock into shares of common stock.

Warrants

The Company issued warrants in prior years to purchase convertible preferred stock and common stock in conjunction with the borrowing arrangements with SVB and Eastward. The warrants are equity classified and are exercisable any time at the option of the holder and expire on the earlier of the tenth anniversary of the date of issuance or upon the closing of an acquisition of the Company in which the consideration payable for such acquisition is cash.

As of December 31, 2022, the Company’s outstanding warrants are as follows:

Class of Shares	Issuance Date	Expiration Date	No. of Shares	Exercise Price per Share
Common Stock	11/25/2015	11/25/2025	62,500	0.580
Common Stock	3/31/2016	3/31/2026	37,500	0.580
Common Stock	8/30/2019	8/30/2029	265,060	0.830
Common Stock	12/10/2021	12/10/2031	215,054	0.930
Common Stock	2/25/2022	2/25/2032	16,321	$1.58

			596,435

In connection with the Eastward term loan issued in December 2021, the Company issued Eastward a warrant to purchase 215,054 shares of the company’s common stock at the exercise price of $0.93 per share on December 10, 2021, with an expiration date in December 2031. The common stock warrants were valued using the Black-Scholes model and the Company recorded the fair value of the warrants of $0.2 million within stockholders’ equity as of December 31, 2021.

The following assumptions were used to calculate the fair value of the common stock warrants issued to Eastward:

Fair value per share of common stock	$1.58
Expected term (years)	10
Expected volatility	43%
Risk-free interest rate	1.47%
Expected dividend yield	0%

Common Stock

As of December 31, 2022 and 2021, the Company was authorized to issue 95,000,000 shares of common stock, with a par value of $0.0001 per share. As of December 31, 2022 and 2021, common shares issued and outstanding were 12,751,023 and 9,184,092, respectively.

MOVELLA INC.

Notes to Consolidated Financial Statements

The holders of the common stock are entitled to one vote for each share. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of convertible preferred stock outstanding, and are entitled to receive all assets available for distribution to stockholders (after distribution of any preferential amounts to preferred stockholders). There have been no dividends declared to date.

The Company’s reserved shares of common stock for future issuance as of December 31, 2022 and 2021 are as follows:

	December 31,
	2022	2021
Options outstanding and available for grant	13,568,448	15,635,379
Conversion of preferred stock	56,361,224	56,355,551
Conversion of convertible notes	1,324,635	—
Warrants to purchase convertible preferred stock	—	50,000
Warrants to purchase common stock	596,435	580,114

	71,850,742	72,621,044

There were no repurchases of common stock for the years ended December 31, 2022 or 2021.

11.	Earnings per share

The following table sets forth the computation of the basic and diluted earnings per share attributable to common stockholders for the years ended December 31, 2022, and 2021 (in thousands except share and per share amounts):

	Years Ended December 31,
	2022	2021
Numerator:
Net loss from continuing operations	$(33,047)	$(18,803)
Less: Net loss from continuing operations, attributable to noncontrolling interest	632	1,300
Deemed dividends from accretion of Series D-1 preferred stock	(2,684)	(2,511)

Loss from continuing operations attributable to common stockholders	(35,099)	(20,014)
Loss from discontinued operations, net of tax	—	(156)

Net loss attributable to common stockholders	$(35,099)	$(20,170)

Denominator:
Weighted-average ordinary shares outstanding, basic and diluted	11,285,170	9,101,819
Basic and diluted net income (loss) per share attributable to common stockholders:
Continuing operations	$(3.11)	$(2.20)
Discontinued operations	$—	$(0.02)

Net loss	$(3.11)	$(2.22)

MOVELLA INC.

Notes to Consolidated Financial Statements

Potentially dilutive securities that were not included in the diluted per share calculations as of December 31, 2022 and 2021 because they would be anti-dilutive were as follows:

	December 31,
	2022	2021
Convertible preferred stock	56,361,224	56,355,551
Outstanding stock options	11,645,320	14,999,056
Convertible notes(a)	1,324,635	—
Common stock warrants (1:1)	596,435	580,114
Preferred stock warrants (1:1)	—	50,000

Total	69,927,614	71,984,721

(a)	Assumes conversion at $4.79 per share.

12.	Leases

The Company has leased office spaces in U.S. locations including San Jose and Los Angeles, California, and Henderson, Nevada. Outside the U.S., leased sites include offices in Netherlands, Nova Scotia Canada, Shanghai, China, Taiwan and Hong Kong. Future minimum lease payments are under non-cancelable operating leases that expire at various dates through year 2031. Rent expense is recognized using the straight-line method over the term of the lease.

The aggregate future non-cancelable minimum rental payments for the Company’s operating leases, as of December 31, 2022, are as follows (in thousands):

Years Ended December 31,
2023	$1,010
2024	734
2025	559
2026	559
2027	559
Thereafter	1,817

Total minimum operating lease payments	$5,238
Less: Amounts representing interest	(1,957)

Present value of net minimum operating lease payments	3,281
Less: Current portion	(593)

Long-term portion of operating lease obligations	$2,688

The components of the right-of-use assets and lease liabilities were as follows (in thousands):

	Balance Sheet Classification	December 31, 2022	December 31, 2021
Right-of-use assets, net	Right-of-use assets, net	$3,281	$—
Current operating lease liabilities	Accrued expenses and other current liabilities	$(593)	$—
Non-current operating lease liabilities	Operating lease liabilities and other non-current liabilities	(2,688)	—

Total operating lease liabilities		$(3,281)	$—

Weighted average remaining lease term (in years)		6.0	n/a
Weighted-average discount rate		14%	n/a

MOVELLA INC.

Notes to Consolidated Financial Statements

The components of lease cost were as follows (in thousands):

	Years Ended December 31,
	2022	2021
Operating lease costs included in operating costs and expenses:
Operating leases	$1,302	$1,182

Supplemental cash flow information related to leases was as follows (in thousands):

	Years Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows related to operating leases	$1,429	$1,471
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$4,280	n/a

13.	Income Taxes

The income tax provision for the years ended December 31, 2022 and 2021 is primarily related to the profits or losses generated in foreign jurisdictions by the Company’s consolidated subsidiaries.

The following table presents loss from continuing operations before income taxes for the years ended December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Domestic	$(9,734)	$(5,243)
Foreign	(23,426)	(14,288)

Loss before income taxes	$(33,160)	$(19,531)

The components of the Company’s provision (benefit) for income taxes for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	December 31,
	2022	2021
Current
Federal	$(18)	$43
State	11	19
Foreign	202	312

	195	374

Deferred
Federal	16	(20)
State	4	(7)
Foreign	(328)	(1,075)

	(308)	(1,102)

Income tax benefit	$(113)	$(728)

MOVELLA INC.

Notes to Consolidated Financial Statements

The differences in the income tax benefit that would result from applying the federal statutory income tax rate to the loss from continuing operations before income taxes and the reported income tax benefit for the years ended December 31, 2022 and 2021 are as follows (in thousands):

	December 31,
	2022	2021
Tax benefit at U.S statutory rate	$(6,964)	$(4,102)
State income taxes, net of federal benefit	12	11
Foreign tax differential	(4,876)	(933)
Change in valuation allowance	11,534	4,448
Stock-based compensation	155	39
Other items	26	(191)

Income tax benefit	$(113)	$(728)

The tax effects of temporary differences that give rise to significant components of the net deferred tax assets and liabilities as of December 31, 2022 and 2021 are as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets
Accruals and reserves	$1,375	$586
Net operating losses	26,955	20,618
Research and development credits and other	2,643	2,716
Depreciation and amortization	(128)	(4)
Stock-based compensation	397	298

Gross deferred tax assets	31,242	24,214
Less valuation allowance	(30,156)	(18,622)

Total deferred tax assets	1,086	5,592

Deferred tax liabilities
Intangibles and other	(1,000)	(5,814)

Gross deferred tax liabilities	(1,000)	(5,814)

Net deferred tax assets (liabilities)	$86	$(222)

On March 27, 2020, and December 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and Consolidated Appropriations Act, 2021 (CAA 2021) were signed into law. These acts include provisions and tax law changes applicable to businesses. Changes in tax law are accounted for in the period of enactment. The Company has evaluated the impact of the CARES Act and CAA 2021 act and has accounted for the impact of the tax law changes in the current year provision to the extent these provisions are applicable.

As of December 31, 2022, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $22.3 million and $15.4 million, respectively, which expire beginning in the year 2030 and 2029 respectively. As of December 31, 2022, the Company’s Hong Kong subsidiary has net operating loss carryforwards of approximately $42.2 million, which are indefinite and have no expiration date.

As of December 31, 2022, the Company has federal and state research and development tax credits of $2.0 million and $1.9 million, respectively. The federal research credits will begin to expire in the year 2029, and the state research credits have no expiration date.

MOVELLA INC.

Notes to Consolidated Financial Statements

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

As of December 31, 2022, the Company has a valuation allowance of approximately $30.2 million related primarily to its net operating losses and credit carryforwards for which it is more likely than not that the tax benefit will not be realized. The amount of the valuation allowance represented an increase of approximately $11.5 million from the amount recorded as of December 31, 2021 and was primarily due to the additional net operating losses generated in 2022.

The Company had unrecognized tax benefits of $2.7 million and $2.8 million for the years ended December 31, 2022 and 2021. The liabilities of unrecognized tax benefits of $0.3 million and $0.3 million for the years ended December 31, 2022 and 2021 respectively would affect the Company’s effective tax rates if recognized. The liabilities are included within other non-current liabilities in the accompanying consolidated balance sheets. Unrecognized tax benefits are not expected to change significantly in the next 12 months.

A reconciliation of the beginning and ending amount of the gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2022	2021
Beginning balance	$2,783	$2,753
Increases (decreases) related to tax positions taken during prior year	(87)	18
Increases related to tax positions taken during current year	24	12

Ending balance	$2,720	$2,783

The Company files federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. The tax years from 2016 forward remain open to examination due to the carryover of unused net operating losses and tax credits.

14.	Geographic Information and Concentrations of Risk

Concentrations of Risk

Concentration of credit risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains a substantial portion of its cash and cash equivalents in checking and savings accounts with banks. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash and cash equivalents to the extent recorded in the balance sheets. While the Company has not experienced any losses in such accounts, the recent failure of Silicon Valley Bank (SVB), at which the Company held cash and cash equivalents in multiple accounts, potentially exposed the Company to significant credit risk prior to the completion by the Federal Deposit Insurance Corporation of the resolution of SVB in a manner that fully protected all depositors. See Note 18. Subsequent Events for additional details regarding SVB. The Company generally does not require collateral or other security in support of accounts receivable. The Company periodically reviews the need for an allowance by considering factors such as historical experience, credit quality, the age of the account receivable balances and current economic conditions that may affect a customer’s ability to pay. As of December 31, 2022 and 2021, no customer represented 10% or more of the Company’s accounts receivable balance.

MOVELLA INC.

Notes to Consolidated Financial Statements

Concentration of customers

For each of the years ended December 31, 2022 and 2021, no customer represented 10% or more of the Company’s consolidated revenues.

Concentration of suppliers

For the years ended December 31, 2022 and 2021, one supplier represented 23% and 22%, respectively, of the Company’s inventory purchases, accounting for $6.1 million and $4.1 million in total purchases, respectively.

Revenue concentrations

The Company’s revenues by geographical region is as follow (in thousands):

	Years Ended December 31,
	2022	2021
United States	$10,830	$8,370
China	6,645	5,027
Asia, other	7,219	4,833
Europe	12,694	12,762
Other	3,078	3,422

	$40,466	$34,414

Long-lived assets concentrations

The Company’s long-lived assets by geographical region is as follow (in thousands):

	Years Ended December 31,
	2022	2021
United States	$104	$114
China	298	519
Asia, other	100	—
Europe	1,708	1,939
Other	151	162

	$2,361	$2,734

15.	Employee Benefit Plan

The Company has established a 401(k) tax-deferred savings plan (the 401(k) Plan), which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company is responsible for administrative costs of the 401(k) Plan and has made no contributions to the 401(k) Plan since inception.

The Company maintains non-US defined contribution pension plans to certain foreign subsidiaries. Generally, the annual funding of these obligations is equal to the minimum amount legally required in each jurisdiction in which the plans operate. The Company’s pension plans are underfunded by zero and zero as of December 31, 2022 and 2021, respectively.

16.	Related Party Transactions

In March 2022, the Company entered into convertible promissory note agreements with two of its existing preferred stock investors and received aggregate cash proceeds of $4.9 million. The Company exchanged an additional $1.1 million of convertible promissory notes to the sellers of Kinduct for extinguishment of $1.1 million of the deferred payout liability owed to them. The convertible note exchange was accounted for as a troubled debt

MOVELLA INC.

Notes to Consolidated Financial Statements

restructuring pursuant to FASB ASC Topic 470-60, Troubled Debt Restructurings by Debtors. As the future undiscounted cash flows of the Convertible notes were greater than their carrying amount, the carrying amount was not adjusted and no gain was recognized as a result of the modification of terms. Of the $1.1 million in convertible notes issued in exchange to the sellers of Kinduct, $1.0 million were issued to a related party. The convertible promissory notes shall bear an interest rate of 6.0% per annum. For the year ended of December 31, 2022, the Company recorded $0.3 million of interest expense due to accretion of the convertible notes and $0.2 million of interest expense for the non-cash amortization of debt discount related to the convertible notes on the consolidated statements of operations. The outstanding principal amount and all accrued but unpaid interest on the notes shall be mandatorily converted into the Company’s common stock at a conversion price of $4.79 per share upon the earlier of i) maturity in September 2023 or ii) the occurrence of a capital markets transaction such as an initial public offering or acquisition by a special purpose acquisition company; or upon a change of control as defined in the convertible promissory note agreements, at the discretion of the noteholder, the notes would either convert into the Company’s common stock at a conversion price of $4.79 per share, or would be repayable at 1.5 times the outstanding principal amount plus all accrued and unpaid interest.

On February 10, 2023, as the Company completed its acquisition by a special purpose acquisition company which qualified as a Maturity Date of the convertible notes, 100% of the outstanding principal and accrued interest on the convertible notes were mandatorily converted into 1,333,712 shares of Movella common stock at $4.79 per share per the original terms of the notes.

17.	Commitments and Contingencies

Litigation and Asserted Claims

The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. Although the Company is not currently subject to any material litigation, and no material litigation is currently threatened against the Company, the Company may be subject to legal proceedings, claims and litigation, including intellectual property litigation, arising in the ordinary course of business. Such matters are subject to many uncertainties and outcomes and are not predictable with assurance. The Company accrues amounts that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that it believes will result in a probable loss that is reasonably estimable.

In February 2020, Tactical Air Support (“TAS”) filed a lawsuit in the California State Court in Los Angeles against the Company’s wholly-owned subsidiary, Xsens North America, Inc. (“Xsens North America”). In the complaint, TAS alleged tort and contract-based causes of action arising from TAS purchases of allegedly defective Xsens North America inertial measurement unit devices (“IMUs”). TAS never deployed IMUs in its military aircraft. In response, Xsens North America removed the case to the California Federal District Court in Los Angeles based upon the party’s diversity of citizenship. The Company filed a Motion to dismiss each of TAS’ alleged non-contract-based claims and its prayers for damages in excess of the approximately $40,000 TAS paid for the IMUs on multiple grounds, prohibiting such claims and limiting TAS’ alleged damages to the purchase amount paid. The Motion to dismiss alleged non-contract-based claims was granted on September 3, 2020. On December 22, 2022, the parties entered into a settlement agreement including mutual releases and the lawsuit was dismissed. The Company agreed to a settlement agreement in the amount of $0.3 million which has been accrued on the December 31, 2022 consolidated balance sheet.

In April 2022, the Company received a demand letter concerning its alleged failure to make various payments to certain selling shareholders of Kinduct Technologies Inc. (“Kinduct Shareholders”) pursuant to the Amended and Restated Share Purchase Agreement dated as of September 10, 2020 (the “Purchase Agreement”). The Kinduct Shareholders alleged that the Issuer has breached the Purchase Agreement by failing to make certain payments by March 31, 2022. On December 16, 2022, Movella and the Kinduct Shareholders reached an agreement whereby Movella paid $1.0 million on December 20, 2022, and agreed to make quarterly payments of $0.5 million commencing on March 31, 2023 unless an Acceleration Event occurred in which case payment in full would be due. The remaining amount payable to the Kinduct Shareholders at issue in the matter on December 31, 2022, is approximately $4.3 million that is recorded as a current liability in the accompanying consolidated balance sheets and such amount is accruing interest at 12% per annum, pursuant to the Purchase Agreement. On February 10, 2023, Movella completed its acquisition by a special purpose acquisition company which constituted an Acceleration Event and accordingly on February 13, 2023, Movella repaid in full the then-outstanding $4.4 million balance inclusive of principal and accrued interest owed to the former Kinduct shareholders.

MOVELLA INC.

Notes to Consolidated Financial Statements

Indemnification

The Company has entered into agreements with its current and former executives and directors indemnifying them against certain liabilities incurred in connection with the performance of their duties. The Company’s Certificate of Incorporation and Bylaws contain comparable indemnification obligations with respect to the Company’s current directors and employees.

In the normal course of business, the Company periodically enters into agreements that require the Company to indemnify and defend its customers for, among other things, claims alleging that the Company’s products infringe third-party patents or other intellectual property rights as well as personal injury or property damage. The Company’s maximum exposure under these indemnification provisions cannot be estimated but the Company does not believe that there are any matters individually or collectively that would have a material adverse effect on its consolidated results of operations or financial condition.

18.	Subsequent Events

In preparing the consolidated financial statements as of and for the year ended December 31, 2022, subsequent events were evaluated from the balance sheet date through March 31, 2023, the date these consolidated financial statements were available to be issued.

Business Combination Agreement

On February 10, 2023 (the “Closing Date”), Movella Holdings Inc., a Delaware corporation (formerly known as Pathfinder Acquisition Corporation (“Pathfinder”)) (the “Company” or “New Movella”), consummated the previously announced business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated October 3, 2022 (the “Business Combination Agreement”), by and among Pathfinder, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”) and Movella Inc., a Delaware corporation (“Movella”).

In connection with the domestication of Pathfinder as a Delaware corporation (the “Domestication”), on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, $0.0001 par value per share (“Class A ordinary shares”), and each issued and outstanding Class B ordinary share, $0.0001 par value per share (“Class B ordinary shares”), of Pathfinder were converted into one share of common stock, $0.00001 par value per share, of New Movella (“New Movella Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of Pathfinder was automatically converted into a warrant to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, dated as of February 16, 2021, between Pathfinder and Continental Stock Transfer & Trust Company (the “Pathfinder Warrant Agreement”); (iii) the governing documents of Pathfinder were amended and restated and became the certificate of incorporation and the bylaws of New Movella; and (iv) Pathfinder’s name changed to “Movella Holdings Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of Pathfinder issued in its initial public offering (“Pathfinder Units”) (each Pathfinder Unit consisting of one Class A ordinary share of Pathfinder and one-fifth of one public warrant) that had not been previously separated into the underlying Class A ordinary shares of Pathfinder and the underlying warrants of Pathfinder prior to the Domestication were cancelled and entitled the holder thereof to one share of New Movella Common Stock and one-fifth of one warrant representing the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Pathfinder Warrant Agreement.

On the Closing Date, promptly following the consummation of the Domestication, Merger Sub merged with and into Movella (the “Merger”), with Movella continuing as the surviving company in the Merger and, after giving effect to the Merger, Movella became a wholly owned subsidiary of New Movella (the time that the Merger became effective being referred to as the “Effective Time”).

MOVELLA INC.

Notes to Consolidated Financial Statements

In accordance with the terms and subject to the conditions of the Business Combination Agreement, immediately prior to the Effective Time, (i) each share of preferred stock of Movella was converted into a number of shares of common stock, $0.01 par value per share, of Movella (“Movella Common Stock”) set forth on the allocation schedule delivered in connection with Business Combination Agreement, (ii) each warrant to purchase shares of Movella Common Stock was net exercised in exchange for a number of shares of Movella Common Stock determined in accordance with the terms of the warrant agreements under which such warrants were issued; and (iii) each convertible note issued by Movella was automatically and fully converted into a number of shares of Movella Common Stock in accordance with the terms of such notes. Thereafter, at the Effective Time, each share of Movella Common Stock outstanding as of immediately prior to the Effective Time (other than any shares held by dissenting holders of shares of Movella Common Stock who demanded appraisal of such shares and complied with Section 262 of the General Corporation Law of the State of Delaware) was exchanged for shares of New Movella Common Stock and each outstanding Movella option to purchase a share of Movella Common Stock (a “Movella Option”) (whether vested or unvested) was cancelled and extinguished in exchange for an option to purchase New Movella Common Stock (on an as-converted basis) in each case, under the Movella Holdings Inc. 2022 Stock Incentive Plan and subject to the same terms and conditions as applied to the Movella Option immediately prior to the Effective Time (other than those rendered inoperative by the transactions contemplated by the Business Combination Agreement), with the new number of options and exercise price as set forth therein, and based on an implied Movella pre-transaction equity value of $375 million, subject to certain adjustments.

Sponsor Letter Agreement

In connection with the Business Combination Agreement, on October 3, 2022, Pathfinder Acquisition LLC (the “Sponsor”), Pathfinder, and each of Pathfinder’s directors and officers (collectively, the “initial shareholders”) entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor agreed, solely in the circumstances described in the Sponsor Letter Agreement, to forfeit 50% of its Class B ordinary shares (the “Forfeiture”), or 4,025,000 Class B ordinary shares (the “Forfeiture Shares”).

Shareholder Rights Agreement

Concurrently with the execution of the Business Combination Agreement, on October 3, 2022, Pathfinder, the Sponsor, Movella, FP Credit Partners, L.P. (together with certain of its affiliates, “Francisco Partners”), and certain other equityholders of Pathfinder (collectively, the “Investors”) entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) to be effective upon closing of the Business Combination (the “Closing”) pursuant to which, among other things, the Investors have been granted certain customary registration rights. Pursuant to the Shareholder Rights Agreement, the Sponsor and the Legacy Pathfinder Holders (as defined in the Shareholder Rights Agreement) have agreed not to effect any sale or distribution of any equity securities of New Movella held by any of them during the period commencing on the Closing Date and ending on the earlier of (a) the date that is three hundred and sixty five (365) days following the Closing Date and (b) (i) the first date on which the closing price of the New Movella Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least one hundred and fifty (150) days after the Closing Date or (ii) the date on which New Movella completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all New Movella’s stockholders having the right to exchange their New Movella Common Stock for cash, securities or other property. Except for Francisco Partners with respect to the FP Shares (as defined below), each other Investor has agreed not to effect any sale or distribution of any equity securities of New Movella held by any of them during the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date.

Pursuant to the Shareholder Rights Agreement, Pathfinder provided certain registration rights to Francisco Partners with respect to the FP Shares and the Equity Grant Shares (as defined below). Substantially concurrently with the Merger (and, for the avoidance of doubt, after the Domestication), the sale of the FP Shares and the grant of the Equity Grant Shares were consummated and the shares were issued pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

MOVELLA INC.

Notes to Consolidated Financial Statements

Equity Grant Agreement and Subscription Agreement

On November 14, 2022, Pathfinder, FP Credit Partners II, L.P. and FP Credit Partners Phoenix II, L.P. (collectively, the “FP Purchasers”) entered into an Equity Grant Agreement (the “Equity Grant Agreement”) that provided for the issuance of 1.0 million shares of New Movella Common Stock (the “Equity Grant Shares”) by New Movella to the FP Purchasers (the “Equity Grant”) at the Effective Time, subject to and conditioned upon the consummation of the Merger, the full deemed funding of the VLN Facility (as defined below) and the acquisition by the FP Purchasers or its affiliates of $75.0 million of Pathfinder’s Class A ordinary shares in a tender offer (the “Tender Offer”) and/or shares of New Movella Common Stock in a private placement. On January 9, 2023, Pathfinder entered into a Subscription Agreement (the “Subscription Agreement”) with the FP Purchasers, pursuant to which the FP Purchasers agreed to purchase 7,500,000 shares of New Movella Common Stock (the “FP Shares) at a purchase price of $10.00 per share for an aggregate purchase price of $75.0 million (the “FP Private Placement”). On the Closing Date, the Sponsor forfeited the Forfeiture Shares, New Movella issued the Equity Grant Shares to the FP Purchasers pursuant to the Equity Grant, and the FP Purchasers purchased shares of New Movella Common Stock in the FP Private Placement at a price of $10.00 per share. The FP Shares and the Equity Grant Shares were not registered with the SEC at Closing, provided, that, such shares of New Movella Common Stock became subject to registration rights pursuant to the Shareholder Rights Agreement.

Pathfinder’s Class A ordinary shares, public warrants and the Pathfinder Units were historically quoted on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “PFDR,” “PFDRW,” and “PFDRU,” respectively. On the Closing Date, the Pathfinder Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On February 13, 2023, the New Movella Common Stock and warrants began trading on Nasdaq under the symbols “MVLA” and “MVLAW,” respectively.

Note Purchase Agreement

On November 14, 2022, Movella entered into that certain Note Purchase Agreement (the “Note Purchase Agreement”), by and among Movella, the guarantors party thereto, FP Credit Partners II AIV, L.P. and FP Credit Partners Phoenix II AIV, L.P. (the “Purchasers”) and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, pursuant to which, Movella issued and sold to the Purchasers, and the Purchasers purchased, senior secured notes of Movella in an aggregate original principal amount of $25.0 million (the “Pre-Close Facility”). On the Closing Date, the net proceeds of the FP Private Placement were received by the Company and Movella was deemed to have issued to the Purchasers, and the Purchasers were deemed to have purchased, a 5-year $75.0 million venture-linked secured note (the “VLN Facility”) under the Note Purchase Agreement. A portion of the proceeds of the FP Private Placement made available through the VLN Facility was used by the Company to prepay the Pre-Close Facility in full and to pay transaction expenses associated with the financing arrangements contemplated by the Note Purchase Agreement. The remaining proceeds of the VLN Facility are available for growth and working capital and general corporate purposes.

The obligations of Movella under the Note Purchase Agreement are guaranteed by certain of its subsidiaries and secured by substantially all of Movella’s and such subsidiaries’ assets. New Movella is also required to become a secured guarantor of the obligations under Note Purchase Agreement.

The notes evidencing the VLN Facility (the “VLN Notes”) bear interest at a per annum rate equal to 9.25% and interest is paid in kind on the last business day of each calendar quarter commencing with the first calendar quarter following the Closing Date. Interest is also payable in cash on the date of any prepayment or repayment of the VLN Notes (subject however, in certain cases, to the payment of a contractual return, if such contractual return is greater than the amount of all accrued and unpaid interest (other than default interest, if any)). Subject to certain exceptions in connection with certain qualified refinancing events, on the date of any voluntary or mandatory prepayment or acceleration of the VLN Notes, a scheduled contractual return is required to be paid, if greater than the amount of all accrued and unpaid interest (other than default interest, if any). When paid, such contractual return will be deemed to constitute payment of all accrued and unpaid interest (other than default interest, if any) on the principal amount of the VLN Notes so prepaid, repaid or accelerated, as applicable, including all interest on the VLN Notes that was previously paid in kind. The Company has the right, subject to certain exceptions, to cause the

MOVELLA INC.

Notes to Consolidated Financial Statements

FP Purchasers (or their permitted assignees) to sell all or a portion of the FP Shares at any time in its sole discretion over the life of the VLN Facility, and a percentage of the proceeds (which percentage is a function of when proceeds are generated, based on a predetermined schedule with a sliding scale) of any such sale shall be applied as a credit against the outstanding obligations under of the VLN Facility upon a repayment of the VLN Facility in full or a refinancing event.

The VLN Facility will mature on February 10, 2028. There are no regularly scheduled amortization payments on the VLN Facility until the maturity date, however, there are customary mandatory prepayment events in connection with the receipt of net proceeds from extraordinary receipts and dispositions (subject, in the case of dispositions, to certain customary exceptions and customary reinvestment rights), debt issuances and upon events specified in the Note Purchase Agreement to be a change of control. The VLN Facility may be optionally prepaid in whole or in part. All such prepayments are required to be accompanied by accrued and unpaid interest on the amount prepaid or if greater (excluding default interest, if any), payment of the contractual return.

The Note Purchase Agreement contains a number of covenants that, among other things, restrict, in each case subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	create, assume or suffer to exist liens and indebtedness;

•	make investments;

•	engage in mergers or consolidations, liquidations, divisions or the disposal of all or substantially all of such person’s assets;

•	make dispositions or have subsidiaries that are not wholly-owned;

•	declare or make dividends or other distributions or certain restricted payments to or on account of equity holders, or prepay indebtedness;

•	make material changes to its line of business;

•	engage in affiliate transactions; and

•	with respect to New Movella, conduct or engage in any business or operations, other than in its capacity as a holding company and activities incidental thereto.

The Note Purchase Agreement also contains a financial covenant requiring the Company and its subsidiaries to achieve positive EBITDA on a consolidated basis for the most recently ended four-quarter period, commencing with the last day of the fiscal quarter ending June 30, 2024 and as of the last day of each fiscal quarter thereafter.

The Note Purchase Agreement contains customary events of default, including nonpayment of principal, interest or other amounts; material inaccuracy of a representation or warranty; violation of specific covenants identified in the Note Purchase Agreement; cross default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; unsatisfied material judgments; actual or asserted invalidity of the Note Purchase Agreement, related note documents or other material documents entered into in connection with transactions contemplated by the Note Purchase Agreement, and events specified to be a change of control.

Upon the closing of the transactions, the Company received total gross proceeds of $109.4 million, which consisted of $75.0 million from the Venture Linked Notes and $34.4 million from Pathfinder’s trust. Total transaction costs were approximately $28.7 million including costs incurred by Pathfinder, of which $6.5 million was incurred by the company in the year ended December 31, 2022, which principally consisted of advisory, legal and other professional fees. Debt repayments made with the proceeds of the

MOVELLA INC.

Notes to Consolidated Financial Statements

Venture Linked Notes in February 2022, inclusive of accrued but unpaid interest, consisted of a $25.7 million repayment of the Pre-Close Notes, $4.4 million paid to the Kinduct sellers to settle the deferred payout obligation, and $1.5 million paid to settle a Pathfinder loan assumed in the business combination. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pathfinder will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on:

•	former Company stockholders having the largest voting interest in Movella Holdings Inc.;

•	the board of directors of Movella Holdings Inc. having seven members, six of which were appointed by the Company’s former stockholders;

•	the Company’s management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the Movella name;

•	Movella Holdings Inc. maintaining the pre-existing headquarters; and

•	the intended strategy of Movella Holdings Inc. being a continuation of the Company’s strategy.

Accordingly, the business combination will be treated as the equivalent of the Company issuing stock for the net assets of PFDR, accompanied by a recapitalization. The net assets of PFDR will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. The Company held cash and cash equivalents in multiple accounts at SVB which potentially exposed the Company to significant credit risk. On March 12, 2023, the FDIC acted to fully protect all insured and uninsured depositors by guaranteeing all deposits, alleviating such credit risk. Subsequent to March 13, 2023, the Company currently holds substantially all of its cash and cash equivalents at multiple other financial institutions in custodial accounts in order to further alleviate its credit risk.

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the consolidated financial statements were available for issuance. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.